Exhibit 10.1

EXECUTION COPY

CREDIT AND SECURITY AGREEMENT

Dated as of May 9, 2005

by and among

FIVE STAR QUALITY CARE, INC.,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,

as Guarantors,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Lender

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- ii -

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SCHEDULE 1.1.(b)	Material Providers
SCHEDULE 7.1.(b)	Ownership Structure
SCHEDULE 7.1.(f)	Leases
SCHEDULE 7.1.(g)	Existing Indebtedness
SCHEDULE 7.1.(h)	Litigation
SCHEDULE 7.1.(cc)	Deposit Accounts

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Notice of Continuation
EXHIBIT C	Form of Notice of Conversion
EXHIBIT D	Form of Note
EXHIBIT E	Form of Opinion of Counsel
EXHIBIT F	Form of Compliance Certificate
EXHIBIT G	Form of Accession Agreement
EXHIBIT H	Form of Borrowing Base Certificate
EXHIBIT I	Form of Notice to Governmental Authority
EXHIBIT J	Form of Notice to Non-Governmental Authority
EXHIBIT K	Form of Depositary Agreement
EXHIBIT L	Form of Government Depositary Agreement
EXHIBIT M	Form of Collateral Assignment of Payments

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THIS CREDIT AND SECURITY AGREEMENT (this “Agreement”) dated as of May 9, 2005 by and among FIVE STAR QUALITY CARE, INC., a corporation formed under the laws of the State of Maryland (the “Borrower”), each of the undersigned parties identified as “Guarantors” on the signature pages hereto and the other Persons who may be come Guarantors hereunder pursuant to the execution and delivery of an Accession Agreement (each a “Guarantor”) and WACHOVIA BANK, NATIONAL ASSOCIATION (the “Lender”).

WHEREAS, the Lender desires to make available to the Borrower a revolving credit facility in the initial amount of $25,000,000, which will provide for the issuance of letters of credit, on the terms and conditions contained herein;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Lender through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Lender making such financial accommodations available to the Borrower under this Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Lender on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Agreement is a condition to the Lender making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Exhibit G.

“Account Control Agreement” means: (a) the Depositary Agreement with respect to the Primary Borrower Account and, if applicable, certain Provider Accounts; (b) a Control Agreement with respect to a Local Borrower Account; (c) a Government Depositary Agreement with respect to Provider Accounts; and (d) a control agreement in form acceptable to the Lender in its sole discretion with respect to any other deposit account.

“Account Debtor” shall mean any Person that is obligated on or under an Account.

“Accounts” shall mean all present and future “accounts” and “payment intangibles” (as each such term is defined in the UCC) and in any event shall include any and all Health-Care-Insurance Receivables, Government Receivables and Management Receivables.

“Additional Costs” has the meaning given that term in Section 4.1.

“Adjusted LIBOR” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of the Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in Adjusted LIBOR on the date on which such change in such maximum rate becomes effective.

“Affiliate” means any Person (other than the Lender): (a) directly or indirectly controlling, controlled by, or under common control with, the Borrower; (b) directly or indirectly owning or holding ten percent (10.0%) or more of the issued and outstanding Equity Interest of the Borrower; or (c) ten percent (10.0%) or more of whose voting stock or other Equity Interests is directly or indirectly owned or held by the Borrower. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. The Affiliates of a Person shall include any officer or director of such Person. In no event shall the Lender be deemed to be an Affiliate of the Borrower. For purposes of this Agreement, the Borrower and its Subsidiaries (including the Borrower) shall not be deemed to be Affiliates of SNH and its Subsidiaries so long as each of the board of directors of the Borrower and the board of trustees of SNH has at least one independent director who does not serve as both a director of the Borrower and a trustee of SNH. The term “independent director” has the meaning given such term under the listing requirements of the New York Stock Exchange, in the case of SNH, and the American Stock Exchange, in the case of the Borrower.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” has the meaning given such term in the Fee Letter.

“Assignee” has the meaning given that term in Section 13.5.(d).

“Base Rate” means the per annum rate of interest equal to the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus one-half of one percent (0.5%). Any change in the Base Rate resulting from a change in the Prime Rate or the Federal Funds Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs. The Base Rate is a reference rate used by the Lender in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender or any other Lender on any extension of credit to any debtor.

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Accounts” means, collectively, the Primary Borrower Account and the Local Borrower Accounts.

“Borrowing Base” means an amount equal to 75% of the amount Eligible Accounts, as determined and adjusted pursuant to Section 2.12.

“Borrowing Base Certificate” shall mean a certificate in the form of Exhibit H setting forth the amount of the Borrowing Base and otherwise in form and substance reasonably satisfactory to the Lender.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Charlotte, North Carolina are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Expenditures” means, for any period, the greater of (i) an amount equal to $500 per annum per bed for a skilled nursing facility, plus $150 per unit for any Senior Housing Asset (other than a skilled nursing facility) or (ii) the actual amount of capital expenditures required to be funded by the Borrower and its Subsidiaries, on a consolidated basis, under the terms of any lease or operating agreement to which it is a party or by which it or its assets is bound; provided, however, (A) in the case of a Senior Housing Asset subject to a Sunrise Operating Agreement the amount of capital expenditures for purposes of this clause (ii) shall equal the excess, if any, of (x) the actual amount of capital expenditures required to be funded into escrow under the applicable Sunrise Operating Agreement for such period over (y) the amount actually on deposit in the escrow account into which such amounts are to be funded on the last day of such period and (B) in the case of a Senior Housing Asset leased by the Borrower or a Subsidiary from SNH or a Subsidiary of SNH, to the extent the applicable Lease obligates the landlord thereunder to fund capital expenditures with respect to such Senior Housing Asset, then the amount of Capital Expenditures for such Senior Housing Asset shall be $0 for purposes of this definition.

“Capitalized Lease Obligation” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet prepared in accordance with GAAP as of the applicable date.

“CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation and established pursuant to 10 USC §§ 1071-1106, and all regulations promulgated thereunder including without limitation (a) all federal statutes (whether set forth in 10 USC §§ 1071-1106 or elsewhere) affecting CHAMPUS; and (b) all rules, regulations (including 32 CFR 199), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Entities (including, without limitation, the Department of Health and Human Services, the Department of Defense, the Department of Transportation, the Assistant Secretary of Defense (Health Affairs), and the Office of CHAMPUS, or any Person or entity succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing (whether or not having the force of law) in each case as may be amended, supplemented or otherwise modified from time to time.

“CMS” means the Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services.

“Collateral” means any real or personal property of any of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by this Agreement or any Security Document.

“Collateral Account” means a special non-interest bearing deposit account or securities account maintained by, or on behalf of, the Lender and under its sole dominion and control.

“Collateral Assignment of Payments” means a Collateral Assignment of Payments executed by a Loan Party in favor of the Lender with respect to, among other things, amounts payable to such Loan Party under a Sunrise Operating Agreement, and substantially in the form of Exhibit M.

“Collateral Questionnaire” means the Collateral Questionnaire dated May 6, 2005 executed by the Borrower in favor of the Lender.

“Collections” means, with respect to any Account of a Loan Party, all cash collections, wire transfers, electronic funds transfers and other cash proceeds of such Account, required to be deposited in or transferred to the Primary Borrower Account, including, without limitation, all cash proceeds thereof.

“Commitment” means the Lender’s obligation to make Loans pursuant to Section 2.1. and to issue Letters of Credit subject to Section 2.2. in an amount up to, but not exceeding, the amount set forth as the Lender’s “Commitment Amount” on its signature page hereto.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.7.

“Control Agreement” means each Control Agreement among the Borrower, the Provider named therein, the Lender and the Local Bank named therein, relating to a Local Borrower Account in such form as may be acceptable to the Lender.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.8.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Providers in effect on the Agreement Date, as modified from time to time in accordance with the terms hereof.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan and (c) the issuance of a Letter of Credit.

“Default” means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulted Account” means an Account (a) as to which the Account Debtor therefor or any other Person obligated thereon has taken any action, or suffered any event to occur, of the type described in Section 11.1.(f) or (g) or (b) which, consistent with the Credit and Collection Policy, would be written off the applicable Provider’s books as uncollectible; provided, however, that an Account as to which the Account Debtor therefor has suffered a temporary governmental shutdown or delay shall not be a “Defaulted Account”.

“Depositary Agreement” means that certain Depositary Account Agreement among the Borrower, the Providers, the Lender and the Lockbox Bank, in substantially the form attached hereto as Exhibit K or such other form as may be acceptable to the Lender.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Lender).

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to the Borrower and its consolidated Subsidiaries for any period (without duplication): net income (loss) of such Persons for such period determined on a consolidated basis, exclusive of the following (but only to the extent included in determination of such net income (loss)): (i) depreciation and amortization, including amortization of intangibles pursuant to Statement of Financial Accounting Standards number 141 and the like; (ii) Interest Expense; (iii) income tax expense; and (iv) extraordinary or non-recurring gains and losses.

“EBITDAR” means, with respect to the Borrower and its consolidated Subsidiaries for any period (without duplication): EBITDA for such period plus Rental Expense for such period.

“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived in writing by the Lender.

“Eligible Accounts” means Accounts of the Borrower and each Provider other than the following Accounts:

(a)             Accounts which (i) do not arise out of the delivery of Goods or services by a Provider to a Patient or (ii) are not Management Receivables;

(b)             Accounts (other than Management Receivables or Unbilled Receivables) which have not been billed by the Provider with respect thereto or with respect to which the Provider with respect thereto has not delivered to the Account Debtor in respect thereof supporting claim documents with respect to such Account as have been requested by such Account Debtor;

(c)             Accounts that arise other than in the ordinary course of business of any Provider;

(d)             Healthcare Receivables which are not subject to a Patient Consent Form executed by the Patient (or any other person legally empowered to act on behalf of such Patient);

(e)             Accounts the obligations of the Account Debtor under which have been Guaranteed by any other Person, are supported by any letter of credit or are secured by a Lien on the assets of such guarantor or Account Debtor unless such Guarantee, letter of credit or Lien has been validly assigned to the Lender and no Person (other than the Lender) has any Lien on such Guarantee, letter of credit or Lien;

(f)              Accounts that are outstanding for more than 90 days after the original invoice date of the original invoice related thereto or, in the case of Unbilled Receivables, 150 days after the most recent date the services or Goods giving rise to such Account were provided to the Patient with respect to such Account;

(g)              Accounts of an Account Debtor that is located outside the United States;

(h)             Accounts that are the subject of any setoff or counterclaim (except, in the case of Government Receivables, for statutory rights of Governmental Authorities that are not pending or threatened), or are in dispute, by the Account Debtor or with respect to which there are proceedings or audits currently pending or, to the knowledge of the Loan Parties, threatened, by the Account Debtor with respect to any Provider’s operations, including, specifically, its billing practices;

(i)              Accounts in which Lender does not, for any reason, have a first priority, perfected and enforceable Lien (subject to Applicable Laws restricting the enforceability against a Governmental Authority of the assignment of Accounts arising under Medicare and Medicaid);

(j)              Accounts which are subject to any Liens other than Permitted Liens;

(k)             Accounts as to which the Borrower or a Provider is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process other than as a result of the Applicable Laws restricting the enforceability against a Governmental Authority of the assignment of Accounts arising under Medicare and Medicaid;

(l)              any Account that is not a true and correct statement of bona fide debt incurred in the amount of the Account and that is not disputed by the applicable Account Debtor;

(m)           Accounts as to which any of the representations or warranties with respect to such Accounts contained in any of the Loan Documents or Provider Documents are not true;

(n)             any Account to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(o)             Accounts of any Account Debtor which (i) is subject to a case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) has filed a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) has applied for, consented to, or with respect to which, a receiver, custodian, trustee, or liquidator to be, or has been appointed of itself or of a substantial part of its property, domestic or foreign; (iv) has made a general assignment for the benefit of creditors; (v) has made a conveyance fraudulent as to creditors under any Applicable Law; or (vi) has taken any corporate or partnership action for the purpose of effecting any of the foregoing;

(p)             Accounts of any Account Debtor that is an Affiliate of the Borrower, any Subsidiary or any Provider;

(q)             Accounts arising out of workers’ compensation or personal injury claims;

(r)              Accounts the Account Debtor of which is a Sanctioned Person or Sanctioned Entity;

(s)             Accounts originated by, or acquired from, a Provider that is not a Loan Party;

(t)             Defaulted Accounts;

(u)             Accounts of Providers that are not Material Providers to the extent such Accounts exceed 10% of all Eligible Accounts; or

(v)             Management Receivables to the extent such Accounts exceed 20% of all Eligible Accounts.

For purposes of this definition the amount of Management Receivables at any time shall be equal to the average amount of payments the Loan Parties received during each calendar month with respect to Management Receivables for the immediately preceding period of six consecutive calendar months.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“EOB” means the explanation of benefit from an Obligor that identifies the services rendered on account of the Account specified therein.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person, whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means (a) any Subsidiary (i) holding title to assets which are or are to become collateral for any Secured Indebtedness of such Subsidiary and (ii) which is prohibited from Guarantying the Indebtedness of any other Person pursuant to (x) any document, instrument or agreement evidencing such Secured Indebtedness or (y) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness and (b) the Insurance Subsidiaries.

“Existing Loan Agreement” means Loan and Security Agreement dated as of October 24, 2002 by and among FSQC Funding, the Lenders party thereto, Dresdner Kleinwort Wasserstein LLC, as Co-Program Manager, Healthcare Finance Group, Inc., as Co-Program Manager and HFG Healthco-4 LLC, as Collateral Agent.

“Existing RPTA” means that certain Receivable Purchase and Transfer Agreement dated as of October 24, 2002 by and among the Borrower, certain of its Subsidiaries and FSQC Funding.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Lender by federal funds dealers selected by the Lender on such day on such transaction as determined by the Lender.

“Fee Letter” means that certain Fee Letter dated as of the Agreement Date between the Borrower and the Lender.

“Fees” means the fees and commissions provided for or referred to in the Fee Letter and any other fees payable by the Borrower hereunder or under any other Loan Document.

“FF&E Account” means a deposit account establish by a Loan Party into which such Loan Party only deposits amounts in respect of furniture, fixture and equipment reserves as required by the terms of a Sunrise Operating Agreement.

“Fixed Charge Coverage Ratio” means, for the fiscal quarter most recently ending prior to the date of determination, the ratio of (a) EBITDAR for such fiscal quarter to (b) Fixed Charges for such fiscal quarter.

“Fixed Charges” means, for any period, the aggregate amount of the following of the Borrower and its Subsidiaries determined on a consolidated basis for such period: (a) interest expense, (b) all regularly scheduled principal payments made with respect to Indebtedness of the Borrower and its Subsidiaries during such period, (c) Preferred Dividends; (d) Capital Expenditures; and (e) Rental Expense.

“FSQC Funding” means FSQC Funding Co., LLC, a limited liability company formed under the laws of the State of Delaware.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Government Depositary Agreement” means each Depositary Account Agreement among the Borrower, the Provider named therein, the Lender and the bank named therein, in substantially the form attached hereto as Exhibit L or such other form as may be acceptable to the Lender.

“Government Lockbox” means (a) each of the lockboxes identified on Schedule 7.1.(cc) hereto as a Government Lockbox, established to receive checks and EOB’s with respect to Accounts payable by Governmental Authorities to the Providers listed on Schedule 7.1.(cc) and (b) each other lockbox established as a Government Lockbox pursuant to Section 8.13.(b).

“Government Lockbox Account” means (a) each of the accounts identified on Schedule 7.1.(cc) as a Government Lockbox Account in the name of a Provider listed on Schedule 7.1.(cc) and associated with the Government Lockbox established and controlled by such Provider to deposit all cash collections, wire transfers, electronic funds transfers and other cash proceeds of Accounts from the applicable Governmental Authority listed on Schedule 7.1.(cc), including collections received in the associated Government Lockbox and collections received by wire transfer directly from applicable the Governmental Authority, and (b) each other account established as a Government Lockbox Account pursuant to Section 8.13.(b).

“Government Receivables” means, collectively, any and all Accounts owing by any Governmental Authority and shall in any event include all (a) Medicare Accounts or (b) Medicaid Accounts.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity or any arbitrator with authority to bind a party at law.

“Guarantied Obligations” has the meaning given that term in Section 12.1.

“Guarantor” means each Provider and each Material Subsidiary (other than any Provider or Material Subsidiary that is an Excluded Subsidiary) and any other Person that is a party to this Agreement as a “Guarantor”.

“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity” (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Healthcare Laws” has the meaning given such term in Section 7.1.(e).

“Healthcare Receivables” means, collectively, (a) all Government Receivables, (b) all Health-Care-Insurance Receivables and (c) all other Accounts to the extent that the same arise out of healthcare goods or services, excluding however any Management Receivables and any Accounts of which the Account Debtor is not a Third Party Payor or a Patient arising out of goods or services provided in connection with the operation of any independent living apartments or congregate care community or assisted living community, or in connection with pharmacy services.

“HIPAA” has the meaning given such term in Section 7.1.(e).

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (1) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (2) evidenced by bonds, debentures, notes or similar instruments, or (3) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (1) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease under GAAP and (2) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any take-out commitment or forward equity commitment (excluding, in the case of the Borrower and its Subsidiaries, any such obligation that can be satisfied solely by the issuance of Equity Interests (other than Mandatorily Redeemable Stock));

(h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (excluding guarantees required under Applicable Laws, or by any Governmental Authority, as a condition to ownership or operation of Senior Housing Assets); (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation, valued, in the case of any such Indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (1) the stated or determinable amount of the Indebtedness that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (2) the Fair Market Value of such property or assets; and (j) such Person’s pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person.

“Insurance Subsidiary” means any of Five Star Insurance, Inc., Senior Living Insurance, Co., Ltd. and Affiliate Insurers, Limited.

“Insurer” means any Person (other than a Governmental Authority) which in the ordinary course of its business or activities agrees to pay for healthcare goods and services received by individuals, including commercial insurance companies, nonprofit insurance companies (such as Blue Cross, Blue Shield entities), employers or unions which self-insure for employee or member health insurance, prepaid health care organizations, preferred provider organizations and health maintenance organizations. “Insurer” includes insurance companies issuing health, personal injury, workers’ compensation or other types of insurance but does not include any individual guarantors.

“Interest Period” means, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending 1 week or 1, 3, 6 or, if available (as reasonably determined by the Lender), 12 months thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Lease” means any lease pursuant to which a Loan Party leases a Senior Housing Asset from any other Person.

“Lender” means Wachovia Bank, National Association, together with its respective successors and permitted assigns.

“Letter of Credit” has the meaning given that term in Section 2.2.(a).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit.

“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Lender as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Loan comprising part of such borrowing would be offered by the Lender to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“LIBOR Loan” means a Loan bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a loan made by the Lender to the Borrower pursuant to Section 2.1.(a).

“Loan Document” means this Agreement, each Letter of Credit Document, each Security Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means each of the Borrower and each Guarantor.

“Local Bank” means each bank at which a Local Borrower Account is located.

“Local Borrower Account” means (a) each of the accounts identified on Schedule 7.1.(cc) as a Local Borrower Account established by the Borrower or a Provider to deposit all cash collections, wire transfers, electronic funds transfers and other cash proceeds of Accounts from non-Governmental Authorities, including collections received in the form of a check and collections received by wire transfer directly from non-Governmental Authorities and (b) each other account established as a Local Borrower Account pursuant to Section 8.13.(b).

“Lockbox Bank” means the financial institution acting as lockbox bank under the Depositary Agreement.

“Management Receivables” means, as to any Provider, any and all rights to payment of such share of the “Gross Revenues” as defined in any Sunrise Operating Agreement between such Provider and Sunrise Senior Living, Inc. and its successors, to which such Provider may be entitled under such Sunrise Operating Agreement.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the Termination Date.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of (i) the Borrower, (ii) the Providers that are Loan Parties taken as a whole or (iii) the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of the Reimbursement Obligations.

“Material Provider” means each of the Providers set forth on Schedule 1.1.(b).

“Material Subsidiary” means any Subsidiary to which 5% or more of EBITDA during any fiscal quarter of the Borrower is, directly or indirectly, attributable.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicaid Accounts” means Accounts arising or reimbursable under Medicaid.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all governmental authorities promulgated in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare Accounts” means Accounts arising or reimbursable under Medicare.

“Misdirected Payment” means any form of payment in respect of an Account of a Provider made by an Account Debtor in a manner other than as provided in the Notice sent to such Account Debtor or other than as provided in Section 5.13., including, in the case of a check received by a Provider with respect to a payment made by an Account Debtor that is not a Governmental Authority, the failure to deposit such check in the applicable Local Borrower Account within one Business Day of receipt of such check.

“Monthly Report” means a report prepared by the chief financial officer or chief accounting officer of the Borrower regarding the Accounts of the Borrower and the Guarantors setting for the agings of such Accounts and such other information as the Lender may reasonably request, all in form and detail reasonably satisfactory to the Lender.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Negative Pledge” means a provision of any agreement (other than this Agreement or any other Loan Document) that prohibits or limits the creation or assumption of any Lien on any assets of a Person or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets or that limits the encumbrance of specific assets or pools or assets in combination with other assets or pools of assets, shall not constitute a Negative Pledge for purposes of this Agreement.

“Net Proceeds” means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” has the meaning given that term in Section 2.9.

“Notice” means a Notice to Governmental Entities or Notice to non-Governmental Entities, as applicable.

“Notice of Borrowing” means a notice in the form of Exhibit A to be delivered to the Lender pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Loans.

“Notice of Continuation” means a notice in the form of Exhibit B to be delivered to the Lender pursuant to Section 2.7. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice in the form of Exhibit C to be delivered to the Lender pursuant to Section 2.8. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice to Governmental Authority” means a notice letter on a Provider’s corporate letterhead in substantially the form attached hereto as Exhibit I.

“Notice to non-Governmental Authority” means a notice letter on a Provider’s corporate letterhead in substantially the form attached hereto as Exhibit J.

“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Participant” has the meaning given that term in Section 13.5.(c).

“Patient” means any natural Person to whom Goods or services giving rise to an Account are provided by a Provider.

“Patient Consent Form” means a consent form sufficient under Applicable Law to permit the applicable Provider to disclose to the Lender information regarding the patient which information is necessary to permit the Lender to collect any Account owing in respect of such patient.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted LC Debt” means Indebtedness of the Borrower, any Subsidiary or other Loan Party in respect of letters of credit (other than a Letter of Credit) so long as (a) the outstanding amount of such Indebtedness does not exceed $11,000,000 in the aggregate and (b) the reimbursement obligations of the Borrower, any Subsidiary or other Loan Party in respect of such letters of credit are fully secured by cash or Cash Equivalents.

“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not at the time required to be paid or discharged under Section 8.6. or (ii) if such Lien is the responsibility of a financially responsible tenant, operator, mortgagor or manager to discharge; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; (d)  Liens in favor of the Lender; (e) deposits to secure trade contracts (other than for Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) the interests of tenants, subtenants, operators or managers of Properties; (g) Liens required under Applicable Law, or by any Governmental Authority, as a condition to ownership or operation of Senior Housing Assets; and (h) Liens which are also secured by restricted cash or Cash Equivalents of equal or greater value.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means a rate per annum equal the Base Rate as in effect from time to time plus four percent (4.0%).

“Preferred Dividends” means, for any given period and without duplication, all Restricted Payments accrued or paid (and in the case of Restricted Payments paid, which were not accrued during a prior period) during such period on Preferred Stock issued by the Borrower or a Subsidiary. Preferred Dividends shall not include dividends or distributions paid or payable (a) solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) to the Borrower or a Subsidiary; or (c) constituting or resulting in the redemption of Preferred Stock, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Stock” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Primary Borrower Account” means the account identified on Schedule 7.1.(cc) as the Primary Borrower Account, established by the Borrower to deposit all cash collections, wire transfers, electronic funds transfers and other cash Proceeds of Accounts from non-Governmental Authorities, including collections received in the Local Borrower Accounts and collections received by wire transfer directly from non-Governmental Authorities and any successor account established pursuant to Section 8.13.(b).

“Primary Provider Account” means the account set forth on Schedule 7.1.(cc) in the name of the Providers established and controlled by the Providers to deposit all cash collections, wire transfers, electronic funds transfers and other cash proceeds of Accounts from

Governmental Authorities, collections received in the Government Lockbox Accounts and collections received by wire transfer directly from Governmental Authorities and any successor account established pursuant to Section 8.13.(b).

“Primary Servicer Responsibilities” has the meaning given such term in Section 5.12.(a).

“Prime Rate” means the rate of interest per annum announced publicly by the Lender as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender.

“Principal Office” means the office of the Lender located at One Wachovia Center, Charlotte, North Carolina, or such other office of the Lender as the Lender may designate from time to time.

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

“Property” means any parcel of real property and related personal property, either owned or leased by the Borrower, any Provider or any other Subsidiary.

“Provider” means each Guarantor that operates a Senior Housing Asset and that is identified as one of the “Providers” on the signature pages hereto or identified as a “Provider” in an Accession Agreement, as applicable.

“Provider Account(s)” means, collectively, the Primary Provider Account and the Government Lockbox Accounts.

“Regulatory Change” means, with respect to the Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including the Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by the Lender with any request or directive regarding capital adequacy.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Lender for any drawing honored by the Lender under a Letter of Credit.

“Rental Expense” means, with respect to the Borrower and its Subsidiaries for any period, the sum of (a) lease, rental and all other payments made in respect of or in connection with the use of property (whether real, personal or mixed) by the Borrower and its Subsidiaries with respect to such period other than payments with respect to Capitalized Lease Obligations and (b) an amount equal to (x) the product of (1) the weighted daily average during such period of all capital expenditures by the Borrower and its Subsidiaries in respect of Senior Housing Assets leased from SNH or a Subsidiary of SNH, which capital expenditures have not yet been funded or reimbursed by the landlord under the applicable Lease, multiplied by (2) 10.0%, multiplied by (3) the number of days in the period, divided by (y) 360.

“Responsible Officer” means with respect to any Person, the chief executive officer, the chief financial officer and treasurer of such Person.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any Subsidiary now or hereafter outstanding.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” means a Person named on the list of “Specially Designated Nationals” or “Blocked Persons”, or any successor list, maintained by the OFAC as published from time to time.

“Secured Indebtedness” means, with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date and that is secured in any manner by any Lien.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Securities Filing” has the meaning given that term in Section 9.4.(b).

“Security Document” means this Agreement, each Account Control Agreement, each collateral assignment of leases referred to in Section 6.1.(a)(xx) or 8.16., each Collateral Assignment of Payments and any other security agreement, financing statement, or other document, instrument or agreement creating, evidencing or perfecting the Lender’s Liens in any of the Collateral.

“Senior Housing Asset” means any one or more of the following: (a) senior residences, (b) independent living facilities, (c) congregate communities, (d) assisted living facilities, (e) nursing homes, (f) hospitals, (g) pharmacies and (h) other Property primarily used for senior citizen residences or health care services, together with other improvements incidental thereto.

“Shared Services Agreement” means that certain Shared Services Agreement dated as of January 2, 2002 by and between the Borrower and Reit Management & Research LLC.

“SNH” means Senior Housing Properties Trust, a Maryland real estate investment trust.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“SPC Debt” means indebtedness incurred by a Trust which limits such Trust’s business to that of a “special purpose entity” or that otherwise is intended to make such Trust a “bankruptcy remote” entity.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Sunrise Operating Agreement” means any of the Operating Agreements or Management Agreements between a Provider and Sunrise Senior Living, Inc. (successor to

Marriott Senior Living Services, Inc.) and its successors, and as supplemented by the related Pooling Agreements, Owner Agreements, Transition Agreements and Estoppel, Consent, Amendment and Agreement, to the extent the same are applicable to a Senior Housing Asset.

“Tangible Net Worth” means, as of a given date, (a) the stockholders’ equity of the Borrower and its Subsidiaries determined on a consolidated basis, plus (b) accumulated depreciation and amortization, minus (c) the following (to the extent reflected in determining stockholders’ equity of the Borrower and its Subsidiaries): (i) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Taxes” has the meaning given that term in Section 3.7.

“Termination Date” means May 8, 2007, or such later date to which the Termination Date may be extended pursuant to Section 2.11.

“Third Party Payor” means any Governmental Authority, insurance company, health maintenance organization, preferred provider organization or similar entity that is obligated to make payments with respect to an Account.

“Trust” means any of FS Leisure Park Tenant Trust, FS Lafayette Tenant Trust, FS Lexington Tenant Trust, FS Tenant Pool I Trust, FS Tenant Pool II Trust, FS Tenant Pool III Trust and FS Tenant Pool IV Trust.

“Type” with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of Liens in any of the Collateral.

“Unbilled Receivable” means an Account in respect of which the goods have been shipped, or the services rendered, to the relevant customer or patient, and rights to payment therefor have accrued, but the invoice has not been rendered to the applicable Account Debtor.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2. General; References to Times.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Charlotte, North Carolina time.

Section 1.3. Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining the Borrower’s compliance with any financial covenant contained in any of the Loan Documents, only the Borrower’s pro rata share of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included.

Section 1.4. Terms Defined in New York Uniform Commercial Code.

All other terms contained in this Agreement (which are not specifically defined in this Agreement) shall have the meanings set forth in the UCC to the extent the same are used or defined therein, specifically including, but not limited to the following: Chattel Paper, Deposit

Account, Health-Care-Insurance Receivable, Goods, Investment Property, Instrument, Letter-of-Credit Rights, Money, Proceeds, Securities Account, Supporting Obligation and Tangible Chattel Paper.

ARTICLE II. CREDIT FACILITY

Section 2.1. Loans.

(a)             Generally. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, the Lender agrees to make Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the lesser of (i) the amount of the Lender’s Commitment and (ii) the Borrowing Base. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Termination Date, the Borrower may borrow, repay and reborrow Loans hereunder.

(b)             Requesting Loans. The Borrower shall give the Lender notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of a Loan. Each Notice of Borrowing shall be delivered to the Lender before 11:00 a.m. (i) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Lender by telecopy on the same day of the giving of such telephonic notice. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.

(c)             Disbursements of Loan Proceeds. Subject to satisfaction of the applicable conditions set forth in Article VI. for such borrowing, the Lender will make the proceeds of such borrowing available to the Borrower no later than 2:00 p.m. on the date and at the account specified by the Borrower in such Notice of Borrowing.

Section 2.2. Letters of Credit.

(a)             Letters of Credit. Subject to the terms and conditions of this Agreement, the Lender agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Termination Date one or more letters of credit (each a “Letter of Credit”).

(b)             Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Lender and the Borrower. Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance or (ii) the Termination Date; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Lender but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Termination Date.

(c)             Requests for Issuance of Letters of Credit. The Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Lender. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article VI., the Lender shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary. Upon the written request of the Borrower, the Lender shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)             Reimbursement Obligations. Upon receipt by the Lender from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Lender shall promptly notify the Borrower of the amount to be paid by the Lender as a result of such demand and the date on which payment is to be made by the Lender to such beneficiary in respect of such demand; provided, however, the Lender’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby unconditionally and irrevocably agrees to pay and reimburse the Lender for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the Lender to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice as provided in this subsection).

(e)             Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Lender whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Lender for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Lender, or if the Borrower fails to reimburse the Lender for a demand for payment under a Letter of Credit by the date of such payment, then if the applicable conditions contained in Article VI. would permit the making of a Loan, the Borrower shall be deemed to have requested a Loan (which shall be a Base Rate Loan) in an amount equal to the unpaid Reimbursement Obligation and (ii) if such conditions would not permit the making of a Loan, then such failure to reimburse shall constitute an Event of Default. The limitations of Section 3.2. shall not apply to any borrowing of a Base Rate Loan under this subsection.

(f)              Effect of Letters of Credit on Commitments. Upon the issuance by the Lender of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of the Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the sum of (i) the Stated Amount of such Letter of Credit plus (ii) any related Reimbursement Obligations then outstanding.

(g)             Lender’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lender shall not be responsible for, and the Borrower’s obligations in respect of the Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Lender. None of the above shall affect, impair or prevent the vesting of any of the Lender’s rights or powers hereunder. Any action taken or omitted to be taken by the Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Lender any liability to the Borrower. In this regard, the obligation of the Borrower to reimburse the Lender for any drawing made under any Letter of Credit, and to repay any Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (G) payment by the Lender under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.9., but not in limitation of the Borrower’s unconditional obligation to reimburse the Lender for any drawing made under a Letter of Credit as provided in this Section and to repay any Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Lender in respect of any liability incurred by the Lender arising solely out of the gross negligence or willful misconduct of the Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Lender with respect to any Letter of Credit.

(h)             Amendments, Etc. The issuance by the Lender of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit. In connection with any such amendment, supplement or other modification, the Borrower shall pay the Fees, if any, payable under the Fee Letter.

(i)              Expiration or Maturity Date of Letters of Credit Past Termination Date. If on the date the Commitment is terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Lender an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Collateral Account.

Section 2.3. Rates and Payment of Interest on Loans.

(a)             Rates. The Borrower promises to pay to the Lender interest on the unpaid principal amount of each Loan for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)              during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin; and

(ii)             during such periods as such Loan is a LIBOR Loan, at Adjusted LIBOR for such Loan for the Interest Period therefor plus the Applicable Margin.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder to or for the account of the Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)             Payment of Interest. Accrued and unpaid interest on each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first day of each calendar month, (ii) in the case of a LIBOR Loan, in arrears on the last day of each Interest Period therefor, and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, and (iii) in the case of any Loan, in arrears upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued or Converted). Interest payable at the Post-Default Rate shall be payable from time to time on demand.

Section 2.4. Number of Interest Periods.

There may be no more than 6 different Interest Periods for LIBOR Loans, collectively outstanding at the same time (for which purpose Interest Periods described in different lettered clauses of the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous).

Section 2.5. Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Termination Date or upon termination of the Commitment as provided in Section 2.14.

Section 2.6. Prepayments.

(a)             Optional. Subject to Section 4.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Lender at least one Business Day’s prior written notice of the prepayment of any Loan.

(b)             Mandatory. If at any time the aggregate principal amount of all outstanding Loans, together with the aggregate amount of Letter of Credit Liabilities, exceeds the lesser of (i) the amount of the Lender’s Commitment or (ii) the Borrowing Base, the Borrower shall immediately pay to the Lender the amount of such excess. Such payment shall be applied first to pay all amounts of principal outstanding on the Loans and to any Reimbursement Obligations then owing, and if any Letters of Credit are outstanding at such time the remainder, if any, shall be deposited into the Collateral Account for application to any Reimbursement Obligations. Such payment shall be applied to pay all amounts of principal outstanding on the Loans. If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

Section 2.7. Continuation.

So long as no Default or Event of Default shall exist, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Lender a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR

Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically be continued on the last day of the current Interest Period therefore as a LIBOR Loan with a one (1) month interest period, provided that if a Default or Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.8. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.8. Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Lender, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted to a LIBOR Loan if a Default or Event of Default shall exist. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.9. Note.

The Loans shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit D (the “Note”), payable to the order of the Lender in a principal amount equal to the amount of the Commitment as originally in effect and otherwise duly completed. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and such entries shall be binding on the Borrower, absent manifest error; provided, however, that the failure of the Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents.

Section 2.10. Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, the Lender shall not be required to make a Loan or issue a Letter of Credit, if immediately after the making of such Loan or issuance of such Letter of Credit, the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the lesser of (a) the amount of the Commitment at such time and (b) the Borrowing Base.

Section 2.11. Extension of Termination Date.

The Borrower shall have the right, exercisable two times, to request the extension of the Termination Date by twelve months. The Borrower may request such an extension only by executing and delivering to the Lender at least 60 days but not more than 90 days prior to the date one year prior to the current Termination Date, a written request for such extension (an “Extension Request”). Subject to satisfaction of the following conditions, the Termination Date shall be extended for twelve months: (a) immediately prior to such extension and immediately after giving effect thereto, (i) no Default or Event of Default shall exist and (ii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents; (b) the Borrower shall have paid the Fees payable under the Fee Letter payable with respect to such extension; (c) the Lender shall have received such information as it may have requested from the Borrower in connection with such Extension Request in form and substance satisfactory to the Lender; and (d) the Lender, in its sole and absolute discretion, approves such Extension Request. The Lender shall notify the Borrower of the approval or denial of an Extension Request as soon as reasonably practical following receipt by the Lender of all information requested under the immediately preceding clause (c); provided, however, if by the date 180 days prior to the current Termination Date, the Lender shall have not notified the Borrower of the approval or denial of an Extension Request, then the Lender shall be deemed to have denied such Extension Request.

Section 2.12. Determination of Borrowing Base.

Initially, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered under Section 6.1. Thereafter, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate most recently delivered under Article IX.

Section 2.13. Patriot Act.

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with such Act.

Section 2.14. Voluntary Termination of the Commitment.

The Borrower shall have the right to terminate the Commitment, in whole but not in part, at any time without penalty or premium upon not less than 5 Business Days prior written notice of such termination to the Lender. Such notice shall specify the effective date of the termination and shall be irrevocable once given and effective only upon receipt by the Lender. Once terminated, the Commitment may not be reinstated.

Section 2.15. Increase of Commitment.

The Borrower may request that the Lender increase the amount of the Commitment to an amount not to exceed $50,000,000 by delivering a written request to the Lender at least 60 days but not more than 30 days prior to the proposed effective date of such increase. If the Lender has not notified the Borrower regarding such requested increase by the date 15 days prior to the proposed effective date of the increase, then the Lender shall be deemed to have denied the requested increase. The Borrower understands that this Section has been included in this Agreement for its convenience in requesting an increase of the amount of the Commitment and the Borrower acknowledges that the Lender (a) has not promised (either expressly or impliedly), and has no obligation or commitment whatsoever, to agree to any such increase and (ii) may impose such conditions to any such increase as the Lender deems appropriate in its sole and absolute discretion.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1. Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.4., the Borrower may, at the time of making each payment under this Agreement, specify to the Lender the amounts payable by the Borrower hereunder to which such payment is to be applied. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2. Minimum Amounts.

Each Loan shall be a minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof. Each borrowing and each Conversion of LIBOR Loans shall be a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount. Each voluntary prepayment of a Loan shall be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate principal amount of Loans then outstanding). The initial Stated Amount of each Letter of Credit shall be at least $250,000.

Section 3.3. Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.4. Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by the Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

Section 3.5. Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.3.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all facility fees, closing fees, underwriting fees, letter of credit fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Lender to third parties or for damages incurred by the Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Lender in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.6. Statements of Account.

The Lender will account to the Borrower monthly with a statement of Loans, Letters of Credit accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Lender shall be deemed conclusive upon Borrower absent manifest error. The failure of the Lender to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.7. Taxes.

(a)             Taxes Generally. All payments by the Borrower and each Guarantor of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes imposed on or measured by the Lender’s assets, net income, receipts or branch profits, (iii) any taxes (other than withholding taxes) with respect to the Lender that would not be imposed but for a connection between the Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Lender pursuant to or in respect of this Agreement or any other Loan Document), and (iv) any taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges to the extent imposed as a result of the failure of the Lender to provide and keep current (to the extent legally able) any certificates, documents or other evidence required to qualify for an exemption from, or reduced rate of, any such taxes fees, duties, levies, imposts, charges, deductions, withholdings or other charges or required by the immediately following subsection (c) to be furnished by the Lender (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower or a Guarantor hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower or such Guarantor will:

(i)              pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)             promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such Governmental Authority; and

(iii)            pay to the Lender for its account such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount that the Lender would have received had no such withholding or deduction been required.

(b)             Tax Indemnification. If the Borrower or any Guarantor fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Lender the required receipts or other required documentary evidence, such Loan Party shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

(c)             Tax Forms. Prior to the date that any Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Lender such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Participant establishing that payments to it hereunder and under the Note are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax imposed under the Internal Revenue Code. Each such Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Lender and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Lender. The Borrower shall not be required to pay any amount pursuant to last sentence of subsection (a) above to any Participant that is organized under the laws of a jurisdiction outside of the United States of America, if such Participant fails to comply with the requirements of this subsection.

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1. Additional Costs; Capital Adequacy.

(a)             Additional Costs. The Borrower shall promptly pay to the Lender from time to time such amounts as the Lender may reasonably determine to be necessary to compensate it for any costs incurred by it Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by the Lender under this Agreement or any of the other Loan Documents in respect of any of the Loans or such obligation or the maintenance by the Lender of capital in respect of the Loans or the Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to the Lender under this Agreement or any of the other Loan Documents in respect of any of the Loans or the Commitment (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.7.(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of Adjusted LIBOR for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender, or any commitment of the Lender (including, without limitation, the Commitment); or (iii) has or would have the effect of reducing the rate of return on capital of the Lender to a level below that which the Lender could have achieved but for such Regulatory Change (taking into consideration the Lender’s policies with respect to capital adequacy).

(b)             Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, the Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of it that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if the Lender so elects by notice to the Borrower, the obligation of the Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(c)             Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Lender of issuing or maintaining its obligation hereunder to issue any Letter of

Credit or reduce any amount receivable by the Lender hereunder in respect of any Letter of Credit, then, upon demand by the Lender, the Borrower shall pay promptly, and in any event within 3 Business Days of demand, to the Lender, from time to time as specified by the Lender, such additional amounts as shall be sufficient to compensate the Lender for such increased costs or reductions in amount.

(d)             Notification and Determination of Additional Costs. The Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, however, that notwithstanding the foregoing provisions of this Section, the Lender shall not be entitled to compensation for any such amount relating to any period ending more than six months prior to the date that the Lender first notifies the Borrower in writing thereof or for any amounts resulting from a change by the Lender of its Lending Office (other than changes required by Applicable Law). The Lender agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request by the Lender for compensation under this Section. Absent manifest error, determinations by the Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2. Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of Adjusted LIBOR for any Interest Period:

(a)             the Lender reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or

(b)             the Lender reasonably determines (which determination shall be conclusive) that Adjusted LIBOR will not adequately and fairly reflect the cost to the Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Lender shall give the Borrower prompt notice thereof and, so long as such condition remains in effect, the Lender shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3. Illegality.

Notwithstanding any other provision of this Agreement, if it has become unlawful for the Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then the Lender shall promptly notify the Borrower thereof and the Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as the Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4. Compensation.

The Borrower shall pay to the Lender, upon the request, such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost or expense that it reasonably determines is attributable to:

(a)             any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)             any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article VI. to be satisfied) to borrow a LIBOR Loan on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Upon the Borrower’s request, the Lender shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by the Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.5. Treatment of Affected Loans.

If the obligation of the Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b), 4.2. or 4.3., then all LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(b) or 4.3., on such earlier date as the Lender may specify to the Borrower) and, unless and until the Lender gives notice as provided below that the circumstances specified in Section 4.1. or 4.3. that gave rise to such Conversion no longer exist:

(a)             to the extent that LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to LIBOR Loans shall be applied instead to Base Rate Loans; and

(b)             all Loans that would otherwise be made or Continued as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

Section 4.6. Change of Office.

The Lender agrees that it will use reasonable efforts to designate an alternate office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.7., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to the Lender as determined by the Lender in its sole discretion.

Section 4.7. Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable under this Article IV. shall be made as though the Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that the Lender may fund LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

ARTICLE V. SECURITY AND ACCOUNTS

Section 5.1. Grant of Security Interest.

To secure the prompt payment and performance of all of the Obligations, in the case of the Borrower and all of the Guarantied Obligations, in the case of each Guarantor, the Borrower and each Guarantor hereby collaterally assigns and pledges to the Lender, and grants to the Lender a continuing security interest in, all of such Loan Party’s right, title and interest in, to and under all of the following property:

(a)             all Accounts of such Loan Party;

(b)             all Deposit Accounts and Securities Accounts of such Loan Party, including without limitation each Borrower Account, the Provider Account and the Governmental Lockboxes but excluding (i) FF&E Accounts and (ii) disbursement accounts;

(c)             all Chattel Paper of such Loan Party;

(d)             all Supporting Obligations relating to any of the foregoing;

(e)             all books and records pertaining to any of the foregoing (including without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records); and

(f)              all accessions to, substitutions for, and all replacements, products and proceeds of the foregoing (including without limitation, proceeds of insurance policies insuring any of the foregoing).

Notwithstanding the foregoing, (x) the collateral assignment and pledge to the Lender of, and the grant to the Lender of a security interest in, the Primary Provider Account, any Government Lockbox or any Government Lockbox Account shall only be to the maximum extent permitted by Applicable Law, (y) no account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or Sanctioned Entity, and no lease in which the lessee is a Sanctioned Person or Sanctioned Entity, shall be Collateral under this Agreement or any other Loan Document and no security interest or other Lien is granted to the Lender therein.

Section 5.2. Endorsement; Notices.

Each of the Borrower and the Guarantors authorizes the Lender (to the maximum extent permitted by Applicable Law with respect to any Government Receivable) to endorse, in such Loan Party’s name, any item, however received by the Lender, representing payment on or other proceeds of any of the Collateral of such Loan Party and, while an Event of Default exists, to notify any Third Party Payor (other than Governmental Authorities) to make payments on the Accounts of such Loan Party directly to the Lender.

Section 5.3. Preservation of Collateral and Perfection of Security Interests.

Each of the Borrower and the Guarantors hereby authorizes, and shall, as required, execute and deliver to the Lender, concurrently with the execution of this Agreement and at any time hereafter, all financing statements or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by the Lender), as the Lender may request, in a form satisfactory to the Lender (subject to any Applicable Laws with respect to Government Receivables) to perfect and keep perfected the Lien in the Collateral granted by such Loan Party to the Lender, and otherwise to protect and preserve the Collateral of such Loan Party and the Lender’s Lien therein. The Lender is hereby irrevocably authorized to file (and sign on behalf of such Loan Party, if necessary) UCC or effective financing statements on the Collateral of such Loan Party at the time of this Agreement or from time to time and any continuation statement or amendment with respect thereto, in any appropriate filing office.

Section 5.4. Loss of Value of Collateral.

The Borrower shall immediately notify the Lender of any material loss or material decrease in the value of the Collateral.

Section 5.5. Special Collateral.

Promptly upon receipt by the Borrower or any Guarantor thereof, such Loan Party shall deliver or cause to be delivered to the Lender, with such endorsements and assignments as are necessary to vest title and possession in the Lender, all Chattel Paper, which such Loan Party now owns or which such Loan Party may at any time acquire. The Borrower and each Guarantor shall promptly mark all copies of such Chattel Paper to show that they are subject to the Lender’s Lien.

Section 5.6. Remittance of Proceeds to Lender.

In the event any Proceeds of any Collateral of the Borrower or a Guarantor shall come into the possession of such Loan Party, such Loan Party shall receive, as the sole and exclusive property of the Lender, and as trustee for the Lender, all monies, checks, notes, drafts and all other payments for and/or other Proceeds of such Collateral, and no later than the first Business Day following receipt, such Loan Party shall remit the same (or cause the same to be remitted), in kind, as provided in Section 5.13.(b) and otherwise in any Loan Document, to the Primary Borrower Account.

Section 5.7. Safekeeping of Collateral.

To the maximum extent permitted by Applicable Law, the Lender shall not be responsible for: (a) the safekeeping of the Collateral of the Borrower or any Guarantor (provided that the Lender deals with such Collateral in the same manner as the Lender deals with similar property for its own account); (b) any loss or damage to such Collateral; (c) any diminution in the value of such Collateral; or (d) any act or default of any other Person relating to such Collateral. All risk of loss, damage, destruction or diminution in value of such Collateral shall be borne by the Borrower and the Guarantors.

Section 5.8. State of Incorporation; Name.

The exact legal names of the Borrower and the Guarantors as of the Effective Date are set forth on the signature pages of this Agreement or in the case of a Subsidiary that becomes a Guarantor after the Effective Date is set forth on the signature page to the applicable Accession Agreement. The principal place of business and chief executive office of the Borrower and each Guarantor and the office where the Borrower and each Guarantor keeps its records concerning the Collateral is, and has been since its respective date of formation, 400 Centre Street, Newton, Massachusetts 02458. The Borrower or a Guarantor may change such offices, its name or state of incorporation (if otherwise permitted hereunder), only upon at least 30-days’ prior written notice to the Lender, and only after all actions reasonably necessary to protect and perfect the Lender’s interest in the Collateral of such Loan Party have been taken and completed. Except as set forth in the Collateral Questionnaire, neither Borrower nor any Guarantor has used any fictitious or trade name within the past five years.

Section 5.9. Continuing Lien.

It is the intent of the parties hereto that (a) this Agreement shall constitute a continuing agreement as to any and all future, as well as existing transactions, between or among the Borrower, the Guarantors and the Lender under or in connection with the Loan Documents, and (b) the security interests provided for herein shall attach to after-acquired as well as existing Collateral of the Borrower or a Guarantor.

Section 5.10. Assignment of Security Interests.

The Lender may transfer to any other Person all or any part of the liens and security interests granted hereby, and all, or any part of the Collateral of the Borrower and the Guarantors which may be in the Lender’s possession while an Event of Default exists or, if to a successor, at any time. Upon such transfer, the transferee shall be vested with all the rights and powers of the Lender hereunder with respect to such of the Collateral of the Borrower and the Guarantors as is so transferred but, with respect to any of such Collateral not so transferred, the Lender shall retain all of its rights and powers (whether given to it in this Agreement, or otherwise).

Section 5.11. Possession; Sale of Collateral.

(a)             In addition to the rights and remedies contained in this Section and Section 11.2., while an Event of Default exists, the Lender may, upon written notice to the Borrower, terminate performance by the Borrower or any of the Borrower’s agents, as the case may be, of any or all of the Primary Servicer Responsibilities.

(b)             In addition to the rights and remedies contained in this Section and in Section 11.2., while an Event of Default exists, the Lender may (subject to any Applicable Laws with respect to Government Receivables): (i) require the Borrower or any Guarantor to assemble any tangible assets that comprise part of the Collateral of such Loan Party and make them available to the Lender at any place or places reasonably designated by the Lender; (ii) to the extent permitted by Applicable Law, with or without notice or demand for performance and without liability for trespass, subject to the rights of landlords, if any, enter any premises where any of the Collateral of such Loan Party may be located and peaceably take possession of the same, and may demand and receive such possession from any Person who has possession thereof, and may take such measures as the Lender may deem necessary or proper for the care or protection thereof (including without limitation, the right to remove all or any portion of the Collateral of such Loan Party); and (iii) with or without taking such possession may sell or cause to be sold, in one or more sales or parcels, for cash, on credit or for future delivery, without assumption of any credit risk, all or any portion of such Collateral, at public or private sale or at any broker’s board or any securities exchange, without demand of performance or notice of intention to sell or of time or place of sale, except at least ten (10) Business Days’ written notice to such Loan Party of the time and place of such sale or sales (and such other notices as may be required by Applicable Law, if any, and which cannot be waived), which such Loan Party hereby expressly acknowledges is commercially reasonable. The Lender shall have no obligation to clean-up or otherwise prepare any Collateral for such sale. Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of such Loan Party, and such Loan Party hereby waives (to the fullest extent permitted by Applicable Law) all rights of redemption, stay and appraisal that such Loan Party now have or may at any time in the future have under any Applicable Law now existing or hereafter enacted. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Lender may (in its sole and absolute discretion) determine. The Lender shall not be obligated to make any sale of any such Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Lender may, without notice or publication, adjourn any such public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. The Lender may comply with any Applicable Law in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any disposition of any such Collateral. In case any such sale of all or any part of the Collateral of the Borrower or any Guarantor is made on credit or for future delivery, the Collateral so sold may be retained by the Lender until the sale price is paid by the purchaser or purchasers thereof. The Lender shall not incur any liability for the failure to collect or realize upon any or all of the Collateral of such Loan Party or for any delay in doing so and, in case of any such failure, shall not be under any obligation to take any action with respect thereto; provided, such Collateral may be sold again upon like notice. If any Collateral of such Loan Party is sold upon credit, such Loan Party will be credited only with payments actually made by the purchaser, received by the Lender and applied to the Obligations in accordance with this Agreement. In the event the purchasers fail to pay for any such Collateral, the Lender may resell such Collateral. At any public sale made pursuant to this Agreement (or to the extent permitted by Applicable Law at any private sale), the Lender may bid for or purchase, free from any right of redemption, stay or appraisal and all rights of marshalling, the Collateral and any other security for the Obligations or otherwise on the part of the Borrower or any Guarantor (all said rights being also hereby waived and released by such Loan Party to the fullest extent permitted by Applicable Law), and may make payment on account thereof by using any claim then due and payable to the Lender from the Borrower or any Guarantor as a credit against the purchase price, and the Lender may, upon compliance with th e terms of sale, hold, retain and dispose of such property without further accountability to the Borrower or any Guarantor therefor. For purposes of this Agreement, in connection with the exercise of any remedies, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Lender shall be free to carry out such sale pursuant to such agreement, and neither the Borrower nor any Guarantor shall be entitled to the return of such Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Lender shall have entered into such an agreement, all Defaults or Event of Defaults shall have been remedied and all Obligations shall have been paid in full. As an alternative to exercising the power of sale herein conferred upon it, in connection with the exercise of any remedies, the Lender may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. In any action hereunder, the Lender shall be entitled to the appointment of a receiver without notice, to peaceably take possession of all or any portion of such Collateral and to exercise such powers as the court shall confer upon the receiver. Notwithstanding the foregoing, if an Event of Default shall exist, the Lender shall be entitled to apply, without notice to the Borrower or any Guarantor, any cash or cash items constituting Collateral in its possession to payment of the Obligations.

(c)             Each of the Borrower and the Guarantors agrees that notwithstanding anything to the contrary contained in this Agreement, such Loan Party shall remain liable under each contract or other agreement giving rise to Accounts and all other contracts or agreements constituting part of the Collateral of such Loan Party and the Lender shall have any obligation or liability in respect thereof.

Section 5.12. Servicing.

(a)             Appointment. Each Guarantor hereby appoints the Borrower as its agent for the administration and servicing obligations set forth in the immediately following subsection (b) with respect to all of such Guarantor’s Accounts (the “Primary Servicer Responsibilities”), and the Borrower hereby accepts such appointment and agrees to perform the Primary Servicer Responsibilities on behalf of such Guarantors; provided, however, that such appointment shall not release any Guarantor from any of its duties, responsibilities, liabilities and obligations resulting or arising under any of the Loan Documents to which such Guarantor is a party. Each of the Borrower and such Guarantors hereby acknowledges that the Borrower’s appointment pursuant to this Section is expressly limited by and subject to the Lender’s rights under Section 5.11.(a).

(b)             Primary Servicer Responsibilities. Each Guarantor shall be responsible for the following administration and servicing obligations which shall be performed by the Borrower on behalf of the Guarantors until such time as the Lender shall exercise its rights under Section 5.11.(a):

(i)              Servicing Standards and Activities. The Borrower agrees to administer and service the Accounts of the Guarantors (w) to the extent consistent with the standards set forth in the immediately following clauses (ii), with the same care that it exercises in administering and servicing similar receivables for its own account, (x) within the parameters of services set forth in such clause, as such parameters may be modified by mutual written agreement of the Guarantors and the Borrower, (y) in compliance at all times with Applicable Law and with the agreements, covenants, objectives, policies and procedures set forth in the Loan Documents, and (z) in accordance with industry standards for servicing receivables of the type in question unless such standards conflict with the procedures set forth in the immediately following clauses (ii), in which case the provisions of such clause shall control. The Borrower shall establish and maintain electronic data processing services for monitoring, administering and collecting such Accounts in accordance with the foregoing standards.

(ii)             Parameters of Primary Servicing. The Primary Servicer Responsibilities shall be performed within the following parameters:

(w)            Except as otherwise provided in any Loan Document, the Borrower shall have full power and authority to take all actions that it may deem necessary or desirable, consistent in all material respects with its existing policies and procedures with respect to the administration and servicing of accounts receivable, in connection with the administration and servicing of the Guarantors’ Accounts. Without limiting the generality of the foregoing, the Borrower shall, in the performance of its servicing obligations hereunder, act in accordance with all legal requirements and subject to the terms and conditions of the Loan Documents.

(x)             The Borrower shall not change in any material respect its existing policies and procedures with respect to the administration and servicing of accounts receivable (including, without limitation, the amount and timing of write-offs) without the prior written consent of the Lender.

(y)             The Borrower will be responsible for monitoring and collecting the Guarantors’ Accounts, including, without limitation, contacting Account Debtors that have not made payment on their respective Accounts within the customary time period for such Account Debtor, and resubmitting any claim rejected by an Account Debtor due to incomplete information.

(z)             Notwithstanding anything to the contrary contained herein, the Borrower may not amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Account of a Material Provider in any material respect (except in accordance with its Credit and Collection Policy) without the prior consent of the Lender.

Section 5.13. Payment Mechanics, Etc.

(a)             Notices to Non-Governmental Authorities. Each Provider has prepared, executed and delivered to each non-Governmental Authority who is currently an Account Debtor, and each Provider shall prepare, execute and deliver to each non-Governmental Authority who is or is expected to become an Account Debtor, a Notice to non-Governmental Authorities addressed to each such non-Governmental Authority, which Notice to non-Governmental Authorities did or shall state that all checks and EOB’s from such non-Governmental Authority in respect of Accounts shall be sent to the applicable Provider for immediate deposit in the applicable Borrower Account and all wire transfers from such non-Governmental Authority on account of Accounts shall be wired directly into the applicable Borrower Account.

(b)             Invoices to Non-Governmental Authorities. Each Provider covenants and agrees that, on and after the Effective Date, all invoices (and, if provided by such Provider, return envelopes) to be sent to non-Governmental Authorities shall set forth only the address of the applicable Provider as a return address for payment of Accounts and delivery of EOB’s, and only the applicable Borrower Account with respect to wire transfers for payment of Accounts. Each Provider hereby further covenants and agrees to cause each check received by such Provider to be deposited in the applicable Borrower Account no later than one Business Day following receipt. Each Provider hereby further covenants and agrees to instruct and notify each of the members of its accounting and collections staff to provide identical information in communications with non-Governmental Authorities with respect to payment of Accounts, wire transfers and EOB’s.

(c)             Notices to Governmental Authorities. Each Provider has prepared, executed and delivered to each Governmental Authority (or its fiscal intermediary) who is currently an Account Debtor, and each Provider shall prepare, execute and deliver to each Governmental Authority (or its fiscal intermediary) who is or is expected to become an Account Debtor, Notices to Governmental Authorities, which Notices to Governmental Authorities did or shall provide that all checks and EOB’s from Governmental Authorities on account of Accounts shall be sent to the applicable Government Lockbox and all wire transfers on account of Accounts shall be wired directly into the applicable Provider Account.

(d)             Invoices to Governmental Authorities. Each Provider covenants and agrees that, on and after the Effective Date, all invoices to be sent to Governmental Authorities (and, if provided by such Provider, return envelopes) shall set forth only the address of the applicable Government Lockbox as a return address for payment of Accounts and delivery of EOB’s, and only the applicable Provider Account with respect to wire transfers for payment of Accounts. Each Provider further covenants and agrees to instruct and notify each of the members of its accounting and collections staff to provide identical information in communications with Governmental Authorities with respect to payment of Accounts, wire transfers and EOB’s.

(e)             Government Lockboxes, Etc. The Providers shall maintain the Government Lockboxes, the Government Lockbox Accounts and the Provider Accounts solely and exclusively for the receipt of payments on account of Accounts from Governmental Authorities. The Providers and the Borrower shall take all actions necessary to ensure that no payments from any Person other than a Governmental Authority shall be deposited in any Government Lockbox or any Provider Account.

(f)              Misdirected Payments; EOB’s. If any Provider receives an EOB or a Misdirected Payment in the form of a check, such Provider shall immediately send or deposit such Misdirected Payment, in the form received by such Provider, by hand or overnight delivery service to a Borrower Account or Government Lockbox, as the case may be, together with the EOB and the envelope in which such payment was received. In the event that any Provider receives a Misdirected Payment in the form of cash or wire transfer, such Provider shall immediately wire transfer the amount of such Misdirected Payment directly to the Primary Borrower Account. All Misdirected Payments and EOB’s shall be sent promptly upon receipt thereof, and in no event later than the close of business, on the first Business Day after receipt thereof.

(g)             Notices regarding Misdirected Payments. Each Provider hereby agrees and consents to the Borrower taking such actions as are reasonably necessary to ensure that future payments from the Account Debtor of a Misdirected Payment shall be made in accordance with the Notice previously delivered to such Account Debtor, or, if no Notice was provided, in accordance with the applicable provisions of this Section, including, without limitation, to the maximum extent permitted by Applicable Law, (i) the Borrower, its assigns or designees, or the Lender executing on such Provider’s behalf and delivering to such Account Debtor a new Notice, and (ii) the Borrower, its assigns or designees, or the Lender contacting such Account Debtor by telephone to confirm the instructions previously set forth in the Notice to such Account Debtor. Upon the Borrower’s request, such Provider shall promptly (and in any event, within two Business Days from such request) take such similar actions as the Borrower may request.

(h)             No Rights of Withdrawal. None of the Providers or the Borrower shall have any rights of direction or withdrawal with respect to amounts held in any Borrower Account, except that the Borrower and each Provider shall have the right, and each hereby agrees, to cause each Local Bank to initiate a transfer of the balance in each Local Borrower Account to the Primary Borrower Account on any day that the balance in such Local Borrower Account exceeds $20,000, but no less frequently than once each week.

ARTICLE VI. CONDITIONS PRECEDENT

Section 6.1. Initial Conditions Precedent.

The obligation of the Lender to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the following conditions precedent:

(a)             The Lender shall have received each of the following, in form and substance satisfactory to the Lender:

(i)            Counterparts of this Agreement executed by each of the parties hereto;

(ii)            The Fee Letter executed by the Borrower;

(iii)            The Note executed by the Borrower, and complying with the provisions of Section 2.9.;

(iv)            The Depositary Agreement executed by the Borrower, the Providers, the Lender and the Lockbox Bank;

(v)             Evidence that the Lockbox Bank has agreed to cease transferring funds on deposit in the Primary Borrower Account to the Collection Account (as defined in the Existing RPTA);

(vi)            [Intentionally omitted];

(vii)           An opinion (or opinions) of counsel to the Loan Parties, addressed to the Lender, addressing the matters set forth in Exhibit E;

(viii)         The articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date (other than in the case of a Provider that is not a Material Provider) by the Secretary of State of the state of formation of such Loan Party;

(ix)            A certificate of good standing or certificate of similar meaning with respect to each Loan Party issued as of a recent date (other than in the case of a Provider that is not a Material Provider) by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party (A) has a place of business or (B) is otherwise required to be so qualified and in the case of this clause (B), where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(x)             A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, the officers of the Borrower then authorized to deliver Notices of Borrowing, Notices of Continuation and Notices of Conversion and to request the issuance of Letters of Credit;

(xi)            Copies certified by the Secretary or Assistant Secretary of each Loan Party (or other individual performing similar functions) of (i) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(xii)           The Fees then due and payable under the Fee Letter and any other Fees payable to the Lender on or prior to the Effective Date;

(xiii)          A Compliance Certificate calculated as of March 31, 2005;

(xiv)          A Monthly Report and Borrowing Base Certificate, each calculated as of April 30, 2005;

(xv)           Current UCC searches with respect to the Borrower and each Material Provider, in form and substance satisfactory to the Lender, conducted in (A) the jurisdiction of formation of such Loan Party and (B) if such Loan Party was formed before July 1, 2001 (or January 1, 2002 if the state of formation is Alabama, Connecticut, Florida or Mississippi), the jurisdiction(s) where such Loan Party’s chief executive office and/or principal place of business is located, in each case indicating that there are no UCC financing statements of record on any of the assets of the Borrower or any Material Subsidiary other than Permitted Liens or Liens which were or are to be terminated on or prior to the Effective Date;

(xvi)         To the extent available, UCC searches with respect to any other Loan Party;

(xvii)        Evidence that each document (including, without limitation, any UCC financing statement) required by the Security Documents or under Applicable Law or reasonably deemed necessary or appropriate by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected first-priority Lien on the Collateral described therein, shall have been filed, registered or recorded or shall have been delivered to the Lender be in proper form for filing, registration or recordation.

(xviii)       Certificates of insurance evidencing the existence of all insurance required to be maintained by Loan Parties pursuant to the Agreement, and the Lender shall be satisfied with the type and extent of such coverage;

(xix)          A payoff letter in form an substance reasonably satisfactory to the Lender with respect to the Indebtedness owing under the Existing Loan Agreement, together with such releases, authorizations or assignments as the Lender may reasonably request to evidence the termination, release or assignment of any Liens granted by any Loan Party pursuant thereto;

(xx)           A collateral assignment with respect to all Leases under which SNH or one of its Subsidiaries is lessor, each in form and substance reasonably satisfactory to the Lender;

(xxi)          Copies of each of the Sunrise Operating Agreements and the Leases with SNH or any Subsidiary of SNH in effect as of the Agreement Date, certified as correct and complete by a senior officer of the Borrower;

(xxii)         A Collateral Assignment of Payments executed by each Loan Party a party to a Sunrise Operating Agreement;

(xxiii)       The Collateral Questionnaire duly executed by the Borrower;

(xxiv)       A letter agreement among the parties to the Existing RPTA terminating such agreement; and

(xxv)        Such other documents, agreements and instruments as the Lender may reasonably request; and

(b)             In the good faith judgment of the Lender:

(i)              There shall not have occurred or become known to the Lender any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and the Subsidiaries delivered to the Lender prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)             No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents;

(iii)            The Borrower and each other Loan Party shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law, (2) any of the Leases with SNH or any of its Subsidiaries or (3) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents or Provider Documents to which it is a party; and

(iv)            There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 6.2. Conditions Precedent to All Loans and Letters of Credit.

The obligation of the Lender to make any Loan or issue any Letter of Credit is subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or issuance of such Letter of Credit or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of the making of such Loan or issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Lender prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan or issuance of a Letter of Credit, the Borrower shall be deemed to have represented to the Lender at the time such Loan is made that all conditions to the occurrence of such Credit Event contained in Article VI. have been satisfied.

Section 6.3. Post-Closing Deliveries.

The Borrower shall deliver to the Lender no later than May 13, 2005, letters, in form and substance satisfactory to the Lender, from the Borrower and any other appropriate parties addressed to each of the Local Banks advising them that the Collateral Agent (as defined in the Existing Loan Agreement) no longer has control over the Local Bank Accounts and containing such other matters as the Lender may require with respect to the Local Bank Accounts, such letters to be accompanied by evidence that the Borrower is authorized to send such letters to the Local Banks.

ARTICLE VII. REPRESENTATIONS AND WARRANTIES

Section 7.1. Representations and Warranties.

In order to induce the Lender to enter into this Agreement and to make Loans and issue Letters of Credit, the Borrower represents and warrants to the Lender as follows:

(a)             Organization; Power; Qualification. Each of the Borrower and the other Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)             Ownership Structure. As of the Agreement Date, Schedule 7.1.(b) is a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Provider, a Material Subsidiary and/or an Excluded Subsidiary. Except as disclosed in such Schedule, as of the Agreement Date (x) each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.

(c)             Authorization of Agreement, Etc. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. Each of the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally. The provisions and the Security Documents create legal and valid Liens in all of the Collateral in favor of the Lender and when all proper filings and other actions necessary to perfect such Liens have been completed, will constitute a perfected and continuing Lien on all of the Collateral, having priority over all other Liens on such Collateral, enforceable against the Borrower, the other Loan Parties and any other Person.

(d)             Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of each Loan Document to which any Loan Party is a party in accordance with its respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party.

(e)             Compliance with Law; Governmental Approvals. Each of the Borrower, each Subsidiary, each other Loan Party and each Provider is in compliance with all Applicable Laws except for noncompliances which could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect. Neither the Borrower, any Provider, any Subsidiary or any other Loan Party is in violation in any material respect of any Applicable Laws relating to Medicare and Medicaid and those relating to the quality and adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting and the Borrower, each Provider, each Subsidiary and each other Loan Party and each of their respective Properties and, to each of such Person’s knowledge, each of such Person’s licensed employees and contractors (other than contracted agencies) in the exercise of their respective duties on behalf of such Person or any such Properties, is in material compliance with all Applicable Laws, including without limitation (i) Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute” (ii) the Social Security Act, as amended, Section 1877, 42 U.S.C Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Statute” (iii) 31 U.S.C. §§ 3729-3733 (prohibitions against submission of false or fraudulent claims, including the False Claims Act); (iv) 42 U.S.C. § 1320d-6 (prohibition against the wrongful disclosure of individually identifiable health information under the Health Insurance Portability and Accountability Act (as the same may be amended, restated, replaced, supplemented or other modified, “HIPAA”)); and (v) 45 C.F.R., Parts 160, 162, and 164 (the HIPAA privacy regulations, transaction standards regulations, and, as of the April 21, 2005 compliance date, the security regulations) (collectively, “Healthcare Laws”). Each of the Borrower, each Provider, each Subsidiary and each other Loan Party has received all Governmental Approvals required under Applicable Laws and has all permits, licenses, accreditations, certifications, authorizations, approvals, consents and agreements of all Insurers, accreditation agencies and any other Person (including without limitation, with respect to any Provider with Healthcare Receivables, accreditation by the appropriate Governmental Entities and industry accreditation agencies and accreditation and certifications as a provider of healthcare services eligible to receive payment and compensation and to participate under Medicare, Medicaid, CHAMPUS/Champva, Blue Cross/Blue Shield and other equivalent programs), necessary or required for it (i) to own the assets (including Accounts) that it now owns and to carry on its business as now conducted, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) with respect to Properties and businesses that participate in Medicare and/or Medicaid, to receive reimbursement under Medicare and Medicaid. Each of the Borrower and each other Loan Party has, or has the right to use, such provider identification numbers and licenses, if any, necessary to generate the Accounts. There exist no material restrictions, deficiencies, required plans of correction actions or other such material remedial measures with respect to applicable federal and state Medicare and Medicaid certifications or licensure surveys with respect to the

Borrower or any other Loan Party. Each Property of each Loan Party is in compliance in all material respects with all requirements for participation in Medicare and Medicaid, including, without limitation, the Medicare and Medicaid Patient Protection Act of 1987 and each such Property is in conformance in all material respects with all insurance, reimbursement and cost reporting requirements under Medicare and Medicaid.

(f)              Title to Properties; Liens. Each of the Borrower, each other Loan Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. As of the Agreement Date, there are no Liens against any assets of the Borrower, any Subsidiary or any other Loan Party except for Liens permitted in Section 10.4. As of the Agreement Date, Schedule 7.1.(f) sets forth all Leases.

(g)             Existing Indebtedness. Schedule 7.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness of the Borrower, each other Loan Party and each Subsidiary other than (i) Indebtedness owed by a Loan Party to another Loan Party and (ii) Indebtedness owed by or to a Loan Party to or by a Subsidiary that is not a Loan Party having an outstanding principal balance of less than $1,000,000. As of the Agreement Date, the Borrower, each Subsidiary and each other Loan Party have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness. None of the Trusts is obligated in respect of any SPC Debt.

(h)             Litigation. Except as set forth on Schedule 7.1.(h), there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of the Borrower, any Subsidiary or any other Loan Party, are there any actions, suits or proceedings threatened, nor to the knowledge of the Borrower, any Subsidiary or any other Loan Party is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any Subsidiary, any other Loan Party or any Provider or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document, and neither the Borrower nor any Provider is currently the subject of, or has any present intention of commencing, an insolvency proceeding or petition in bankruptcy.

(i)              Taxes. All federal, state and other material tax returns of the Borrower, any Subsidiary or any other Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower, any Subsidiary and each other Loan Party and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 8.6.

(j)              Financial Statements. The Borrower has furnished to the Lender copies of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal year ending December 31, 2004, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the fiscal year ending on such dates, with the opinion thereon of Ernst & Young LLP. Such financial statements (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries, as applicable, as at their respective dates and the results of operations and the cash flow for such periods.

(k)             No Material Adverse Change. Since December 31, 2004, there has been no material adverse change in the business, assets, liabilities, financial condition, results of operations, business or prospects of the Borrower and its Subsidiaries taken as a whole. Each of the Borrower, the Subsidiaries and the other Loan Parties is Solvent.

(l)              ERISA. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(m)           Not Plan Assets; No Prohibited Transaction. None of the assets of the Borrower, any Subsidiary or any other Loan Party constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(n)             Absence of Defaults. Neither the Borrower, any Subsidiary nor any other Loan Party is in default under its organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case: (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by the Borrower, any Subsidiary or any other Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which the Borrower or any Subsidiary or other Loan Party is a party or by which the Borrower or any Subsidiary or other Loan Party or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)             Environmental Laws. Each of the Borrower, the Subsidiaries and the other Loan Parties has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect.

(p)             Investment Company; Public Utility Holding Company. Neither the Borrower, any Subsidiary nor any other Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q)             Margin Stock. Neither the Borrower, any Subsidiary nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r)              Affiliate Transactions. Except as permitted by Section 10.8., neither the Borrower, any Subsidiary nor any other Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower, any Subsidiary or any other Loan Party is a party.

(s)             Intellectual Property. Each of the Borrower, each other Loan Party and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.

(t)              Business. As of the Agreement Date, the Borrower and the Subsidiaries and any other Loan Parties (other than the Borrower) are substantially engaged in the business of operating (either directly or through management contracts with third parties) Senior Housing Assets, together with other business activities incidental thereto. The Insurance Subsidiaries are engaged only in the business of providing insurance services to the Borrower and its Subsidiaries.

(u)             Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower or any Subsidiary ancillary to the transactions contemplated hereby.

(v)             Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Lender by, on behalf of, or at the direction of, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Borrower, any Subsidiary or any other Loan Party or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements furnished to the Lender by, on behalf of, or at the direction of, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject to, as to unaudited statements, the absence of footnotes). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any Subsidiary or any other Loan Party that have been or may hereafter be made available to the Lender were or will be prepared based upon assumptions that such Loan Party in good faith considered reasonable at such time. As of the Effective Date, no fact is known to the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1.(j) or in such information, reports or other papers or data or otherwise disclosed in writing to the Lender.

(w)            Participation in Programs. As of the Agreement Date, there is no pending or threatened revocation, suspension, termination, probation, restriction, limitation, or nonrenewal affecting any of the Borrower or any other Loan Party or any Property of a Loan Party or any participation or provider agreement with any Third Party Payor (such programs, the “Third Party Payors’ Programs”) to which any Loan Party presently is subject. Each of the Borrower and the other Loan Parties has timely filed or caused to be timely filed, all cost reports and other reports of every kind whatsoever required by any Applicable Law. To the extent applicable, all Medicaid, Medicare, and private insurance costs reports and financial reports submitted by such Person are and will be materially accurate and complete and have not been and will not be misleading in any material respects, and except as otherwise disclosed, no cost reports for any facility remain “open” or unsettled. None of the Borrower or any other Loan Party is currently the subject of any proceeding by any Governmental Authority, and no notice of any violation has been received from a Governmental Authority that could, directly or indirectly, or with the passage of time, reasonably be expected to: (i) have a material adverse impact on the Borrower’s or any other Loan Party’s ability to accept and/or retain patients or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients; (ii) modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of such Person’s licenses; or (iii) alter any of such Person’s continued participation, to the extent applicable, in the Medicaid or Medicare programs or any other of the Third Party Payors' Programs, or any successor programs thereto, at current rate certifications.

(x)             Maintenance of Records. Each of the Borrower, the Subsidiaries, the Providers and the other Loan Parties has maintained in all records as required by the applicable Healthcare Laws and, to the knowledge of each Loan Party, there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws.

(y)             Third Party Reimbursement. If the Borrower or any other Loan Party is or has been audited by Medicare, Medicaid or similar governmental Third Party Payors, to the knowledge of the Loan Parties, (a) none of such audits provides for adjustments in reimbursable costs or asserts claims for reimbursement or repayment by such Person of costs and/or payments theretofore made by such governmental Third Party Payor that, if adversely determined, individually or in the aggregate, could reasonably be expected to result in material claims against such Person and (b) none of such Persons has had requests or assertions of claims for reimbursement or repayment by it of costs and/or payments heretofore made by any other Third Party Payor that, if adversely determined, individually or in the aggregate, could reasonably be expected to result in material claims against such Person.

(z)             Accounts.

(i)              All Accounts which are at any time included in the Borrowing Base or which are reflected on the Borrower’s or any other Loan Party’s financial statements delivered to the Lender are genuine, in all respects what they purport to be, have not been reduced to any judgment, are evidenced by an executed original agreement, contract or document, and represent bona fide transactions completed in accordance with the terms and conditions of any related document.

(ii)             The Accounts have not been sold or pledged to any Person other than the Lender.

(iii)            Except as disclosed to the Lender from time to time in writing, neither the Borrower, any Subsidiary or any other Loan Party has any knowledge of any fact or circumstance which could reasonably be expected to impair the validity or collectibility of any of the Accounts included in the Borrowing Base that in the aggregate are material in amount.

(iv)            With respect to any Healthcare Receivable included in the Borrowing Base, (1) the care or Goods described therein have been provided and was or were necessary for the Patient, (2) to the extent applicable, all billing complies with Applicable Laws, including without limitation, all Applicable Laws of Medicare and Medicaid, and (3) there are no disputes, proceedings or audits currently pending or, to the knowledge of the Loan Parties, threatened, involving any Third Party Payors with respect to any Provider’s operations, including specifically its billing practices, with an amount in controversy, with respect to all such disputes, proceedings or audits, which could reasonably be expected to have a Material Adverse Effect.

(v)             The Account Debtor primarily liable for the payment of each Account is the Account Debtor for such Account as set forth on the Monthly Report most recently delivered to the Lender.

(vi)            The fees charged for the Goods and services giving rise to each Healthcare Receivable are consistent with the usual, customary and reasonable fees charged by other medical providers for the same or similar goods and services in the related Provider’s community and the community in which the Patient resides.

(vii)           The insurance policy underlying any Healthcare Receivable or in respect to which such Account arose was in full force and effect and applicable to the Patient at the time the Goods or services under which such Account arose were provided to the Patient.

(viii)         As of the Agreement Date, at least 90% of all Eligible Accounts (determined without regard to clause (u) of the definition of Eligible Accounts) were originated by the Material Providers.

(aa)           HIPAA Privacy Issues. Any disclosures to the Lender of the Borrower’s, any Subsidiary’s, any other Loan Party’s or any Provider’s “Protected Health Information” under HIPAA for auditing and inspection activities pursuant to this Agreement are allowed as “Health Care Operations” under the HIPAA “Privacy Rule.”

(bb)          Foreign Assets Control. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.

(cc)           Deposit Accounts. As of the Agreement Date, Schedule 7.1.(cc) is a complete list of all deposit accounts and lockboxes maintained by the Borrower or any Provider, including without limitation, the Primary Borrower Account, each Local Borrower Account, the Primary Provider Account, each Government Lockbox, each associated Government Lockbox Account, each FF&E Account and each disbursement account, setting forth for each such deposit account, the name of the depositary bank, the Loan Party in who name such account is maintained and the account number, and for each such lockbox the Loan Party for which such lockbox is maintained, the address of such lockbox and the name of the bank that maintains such lockbox. No direction is in effect directing an Account Debtor to remit payments on Accounts other than to the applicable Borrower Account, Government Lockbox or Provider Account.

(dd)          Notice of Revocation. Neither the Borrower nor any Provider has been notified by any Insurer, Governmental Authority, accreditation agency or any other Person, during the immediately preceding 2-year period, that such party has rescinded or not renewed, or is reasonably likely to rescind or not renew, any material permit, license, accreditation, certification, authorization, approval, consent or agreement granted to it or to which it is a party.

(ee)           Sunrise Operating Agreements. As of the Agreement Date, Schedule 7.1.(ee) sets forth all Sunrise Operating Agreements.

Section 7.2. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement, document, instrument or agreement delivered by or on behalf of the Borrower, any Subsidiary or any other Loan Party to the Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower, any Subsidiary or any other Loan Party prior to the Agreement Date and delivered to the Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower to the Lender under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VIII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 8.1. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.5., the Borrower shall, and shall cause each Subsidiary, each other Loan Party and each Provider to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 8.2. Compliance with Applicable Law.

The Borrower shall, and shall cause each Subsidiary, each other Loan Party and each Provider to, comply with all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 8.3. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Provider, each Subsidiary and each other Loan Party to, (a) protect and preserve all of its material properties and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b)  make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 8.4. Conduct of Business.

The Borrower shall, and shall cause the Providers, the Subsidiaries and the other Loan Parties to, carry on their respective businesses as described in Section 7.1.(t).

Section 8.5. Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary, each other Loan Party and each Provider to, maintain insurance as described in the Annual Report on Form 10-K of the Borrower for the year ended December 31, 2004 and otherwise maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses, as may be required by Applicable Law or as may be reasonably requested by the Lender, and from time to time deliver to the Lender upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6. Payment of Taxes and Claims.

The Borrower shall, and shall cause each Subsidiary, each other Loan Party and each Provider to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Borrower, such Subsidiary, such other Loan Party or such Provider, as applicable, in accordance with GAAP.

Section 8.7. Visits and Inspections.

The Borrower shall, and shall cause the each Subsidiary, each other Loan Party and each Provider to, permit representatives or agents of the Lender, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of the Lender (unless a Default or Event of Default shall exist, in which case the exercise by the Lender of its rights under this Section shall be at the expense of the Borrower) to: (a) visit and inspect all properties of the Borrower, such Provider or such Subsidiary to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance (subject in the case of any of the foregoing to compliance by the parties with rules applicable to “Protected Heath Information” under HIPAA).

Section 8.8. Use of Proceeds.

The Borrower shall use the proceeds of the Loans and the Letters of Credit to finance the repayment of existing Indebtedness, acquisitions of properties and working capital and general corporate purposes only. No part of the proceeds of any Loan or Letter of Credit will be used (a) for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock or (b) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity.

Section 8.9. Environmental Matters.

The Borrower shall, and shall cause the Subsidiaries, the other Loan Parties and the Providers to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause the Subsidiaries the other Loan Parties and the Providers to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 8.10. Books and Records.

The Borrower shall, and shall cause each Subsidiary, each other Loan Party and each Provider to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP. The Borrower shall, and shall cause each Provider to, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Accounts and related contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for collecting all Accounts (including, without limitation, records adequate to permit the daily identification of each Account and all Collections of and adjustments to each existing Account).

Section 8.11. Further Assurances.

The Borrower shall, at the Borrower’s cost and expense and upon request of the Lender, execute and deliver or cause to be executed and delivered, to the Lender such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Lender to (a) carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected Liens on any of the Collateral, (c) to establish and maintain the validity and effectiveness of this Agreement and any other Loan Agreement and the validity, perfection and priority of the Liens intended to be created thereby and (d) to better assure, convey, grant, assign, transfer and confirm unto Lender the rights now or hereafter intended to be granted to them under this Agreement and any other Loan Agreement. In furtherance of the foregoing, to the maximum extent permitted by applicable law, the Borrower (i) authorizes Lender to execute any such agreements, instruments or other documents in the Borrower’s name and to file such instruments, agreements or other documents in any appropriate filing office and (ii) authorizes Lender to file any continuation statement or amendment with respect thereto, in any appropriate filing office.

Section 8.12. New Subsidiaries/Guarantors; Release of Guarantors.

(a)             Requirement to Become Guarantor. Within 30 days of any Person becoming a Material Subsidiary or a Provider (in each case, other than an Excluded Subsidiary) after the Effective Date, or within 45 days of the end of any fiscal quarter, if during such fiscal quarter more than 5% of EBITDA (excluding EBITDA attributable to Excluded Subsidiaries) is attributable, directly or indirectly, to Subsidiaries which are not Guarantors and which are not Excluded Subsidiaries, the Borrower shall deliver, or cause to be delivered, to the Lender each of the following items, each in form and substance satisfactory to the Lender:

(i)              an Accession Agreement executed by such Material Subsidiary, such Provider or such Subsidiaries as may be required so that at least 95% of EBITDA (excluding EBITDA attributable to Excluded Subsidiaries) for the fiscal quarter most recently ended is attributable, directly or indirectly, to Guarantors;

(ii)             the items that would have been delivered under Sections 6.1.(a)(vii) through (xi), (xvi), (xvii) and (xx) if such Person or Persons had been a Guarantor on the Effective Date;

(iii)            Account Control Agreements to the extent required to be delivered under Section 8.13. or to remain in compliance with Section 10.10.; and

(iv)            Such other documents, agreements and instruments as the Lender may reasonably request.

Promptly (and in any event within 30 days) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Effective Date or delivering an Accession Agreement pursuant to this Section, as the case may be, the Borrower shall cause such Subsidiary to comply with the provisions of this Section.

(b)             Other Guarantors. The Borrower may, at its option and upon at least 10-days’ prior written notice to the Lender, cause any Subsidiary that is not already a Guarantor to become a Guarantor by executing and delivering to the Lender the items required to be delivered under the immediately preceding subsection (a).

(c)             Release of a Guarantor. The Borrower may request in writing that the Lender release, and upon receipt of such request the Lender shall release, a Guarantor hereunder so long as: (i) such Guarantor is no longer, or simultaneously with its release hereunder will no longer be, required to be a “Guarantor” under the immediately preceding subsection (a); (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release; and (iii) the Lender shall have received such written request at least 10 days prior to the requested date of release. Delivery by the Borrower to the Lender of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such release) are true and correct with respect to such request. Upon the effectiveness of any such release, the Borrower and such Guarantor are each authorized to file any termination statements on Form UCC-3 to terminate any financing statements filed by the Lender to perfect its Lien in the Collateral of such Guarantor granted under any of the Security Documents. The Lender agrees to execute and deliver to the Borrower or such Guarantor, at the Borrower’s sole cost and expense, such documents or instruments of termination or release as the Borrower or such Guarantor may reasonably request to evidence such release, including without limitation, documents terminating the application of any Account Control Agreement or other Loan Document to the extent applicable to such Guarantor.

Section 8.13. Collection Accounts and Lockboxes.

(a)             Generally. The Borrower shall maintain, or cause to be maintained, the Borrower Accounts, the Provider Accounts, the Government Lockboxes and all other procedures for the sale, transfer, collection and receipt of the Accounts or proceeds of the Accounts required or contemplated by the Loan Documents.

(b)             Transition of Collection Accounts. The Borrower agrees to take the following actions with respect to the Borrower Accounts, Provider Accounts and Government Lockboxes:

(i)              Primary Borrower Account. Not later than 15 days following the Agreement Date, the Borrower shall (x) establish a deposit account with the Lender which shall serve as the Primary Borrower Account and (y) enter into a replacement Depositary Agreement with the Lender. The Borrower shall take all actions that may be necessary, or as the Lender may reasonably request, to ensure that all amounts from time to time on deposit in the Local Borrower Accounts and the Provider Accounts are deposited into the Primary Borrower Account as required under the terms of this Agreement and the other Loan Documents.

(ii)             Local Borrower Accounts. Not later than 90 days following the Agreement Date, the Borrower shall (x) with respect to each location of the Borrower and the Providers where a branch office of the Lender capable of accepting deposits is conveniently located, establish a deposit account with the Lender which shall serve as the Local Borrower Account with respect to such location, (y) enter into (or cause the applicable Provider to enter into) a Control Agreement with the Lender with respect to each such Local Borrower Account and all other Local Borrower Accounts and (z) deliver all Notices required by Section 5.13. (a), revise its invoices as required under Section 5.13.(b) and take such other actions as may be necessary, so that all Account Debtors that are not Governmental Authorities that make payment in respect of Government Receivables by wire transfer or by check are making such wire transfers, or sending such checks, to the applicable Borrower Account established pursuant to this clause (ii). The Borrower shall, and shall cause each applicable Provider to, take all actions that may be necessary, or as the Lender may reasonably request, to ensure that all amounts from time to time on deposit in such Local Borrower Account are deposited into the Primary Borrower Account as required under the terms of this Agreement and the other Loan Documents.

(iii)            Primary Provider Account. Not later than 180 days following the Agreement Date, the Borrower shall cause each relevant Provider to (x) establish a deposit account with the Lender which shall serve as the Primary Provider Account, (y) enter into a Government Depositary Agreement with the Lender with respect to the Primary Provider Account and (z) deliver all Notices required by Section 5.13. (c), revise its invoices as required under Section 5.13.(d) and take such other actions as may be necessary, so that all Governmental Authorities that are Account Debtors and that make payment in respect of Government Receivables by wire transfer are making such wire transfers to the Primary Provider Account established pursuant to this clause (iii). The Borrower shall cause each relevant Provider to take all actions that may be necessary, or as the Lender may reasonably request, to ensure that all amounts from time to time on deposit in the Primary Provider Account are deposited into the Primary Borrower Account as required under the terms of this Agreement and the other Loan Documents.

(iv)            Government Lockbox Accounts. Not later than 180 days following the Agreement Date, the Borrower shall cause each relevant Provider to (x) establish one or more lockboxes and associated deposit accounts with the Lender which shall serve as the Government Lockboxes and Government Lockbox Accounts, (y) enter into Government Depositary Agreements with the Lender with respect to such Government Lockbox Accounts and (z) deliver all Notices required by Section 5.13. (c), revise its invoices as required under Section 5.13.(d) and take such other actions as may be necessary, so that all Governmental Authorities that are Account Debtors and that make payment in respect of Government Receivables by check are sending such checks to the appropriate Government Lockboxes and Government Lockbox Accounts established pursuant to this clause (iv). The Borrower shall cause each relevant Provider to take all actions that may be necessary, or as the Lender may reasonably request, to ensure that all amounts from time to time on deposit in a Government Lockbox Account are deposited into the Primary Borrower Account as required under the terms of this Agreement and the other Loan Documents.

(v)             Other Accounts. Not later than 90 days following the Agreement Date, the Borrower shall, and shall cause each other relevant Loan Party to, deliver to the Lender an Account Control Agreement with respect to each other deposit account (other than FF&E Accounts and disbursement accounts) of any Loan Party not covered by the immediately preceding clauses (i) through (iv), such Account Control Agreement to be executed by the relevant Loan Parties and the financial institution with which such deposit account is maintained.

(c)             Bank Charges. The Borrower agrees that it shall remain liable for any fees and charges in effect from time to time and charged by any bank which maintains any Borrower Account, Provider Account or Government Lockbox Account, and that the Lender shall not have any liability therefor.

Section 8.14. Account Covenants.

The Borrower shall, as to any Account included in the Borrowing Base and constituting more than one percent thereof: (a) promptly upon the Borrower’s learning thereof, inform the Lender, in writing, of any material delay in the Borrower’s performance of the Borrower’s obligations to any Account Debtor or of any assertion of any claims, offsets or counterclaims by any Account Debtor with respect to Accounts attributable to such Account Debtor; (b) promptly upon the Borrower’s learning thereof, furnish to and inform the Lender of all material adverse information known to the Borrower relating to the financial condition of any Account Debtor if such information would render such Accounts no longer an Eligible Accounts; and (c) notify Lender of any amounts that are in dispute for any reason which are due and owing from Account Debtors.

Section 8.15. Exchange Listing.

The Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System.

Section 8.16. New Leases.

Within 30 days of any Loan Party entering into any Lease with SNH or a Subsidiary thereof, the Borrower shall, or shall cause such Loan Party to, execute and deliver to the Lender a collateral assignment of such Lease, such collateral assignment to be in form and substance reasonably satisfactory to the Lender.

Section 8.17. Zero Balance.

The Borrower shall cause the outstanding principal balance of the Loans to be $0 for at least 15 consecutive days during each consecutive 12 month period following the Agreement Date.

Section 8.18. Performance and Compliance With Contracts and Credit and Collection Policy.

Each of the Borrower and each Provider will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the contracts and other documents related to the Accounts of such Loan Party, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Account of such Loan Party and the related contract.

Section 8.19. Dissolution of FSQC Funding.

Not later than June 30, 2005 the Borrower shall cause FSQC Funding to be dissolved.

ARTICLE IX. INFORMATION

For so long as this Agreement is in effect, the Borrower shall furnish to the Lender:

Section 9.1. Quarterly Financial Statements.

As soon as available and in any event within 45 days after the close of each of the first, second and third fiscal quarters of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and absence of footnotes).

Section 9.2. Year-End Statements.

As soon as available and in any event when the same is required to be filed with the Securities and Exchange Commission (but in no event later than 90 days after the end of each fiscal year of the Borrower) a copy of the annual report of the Borrower (including without limitation, for the fiscal year ending December 31, 2004), which shall include, without limitation, the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by Ernst & Young LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Lender, whose certificate shall be unqualified and who shall have authorized the Borrower to deliver such financial statements and certification thereof to the Lender pursuant to this Agreement.

Section 9.3. Compliance Certificate.

At the time financial statements are furnished pursuant to Sections 9.1. and 9.2., and within 5 Business Days of the Lender’s reasonable request with respect to any other fiscal period, a certificate substantially in the form of Exhibit F (a “Compliance Certificate”) executed by the chief financial officer of the Borrower: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Borrower was in compliance with the covenants contained in Section 10.1. (including without limitation, for the fiscal year ending December 31, 2004) and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure. Together with each Compliance Certificate delivered with the financial statements furnished pursuant to Section 9.2., the Borrower also shall provide a certificate of independent certified public accounts stating that, to their knowledge, no Group-Wide Event of Termination has occurred and exists as of the end of the fiscal year covered by such financial statements, or, if in their opinion a Group-Wide Event of Termination has occurred, a statement of the nature thereof.

Section 9.4. Other Information.

(a)             Management Reports. Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants;

(b)             Securities Filings. Within 5 Business Days of the filing thereof, notice of the filing of all registration statements (excluding any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrower, any Subsidiary or any other Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange (collectively, “Securities Filings”);

(c)             Shareholder Information. If not otherwise available in a Securities Filing, promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party;

(d)             ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(e)             Litigation. To the extent the Borrower, any Subsidiary or any other Loan Party is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Borrower or any Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Borrower or any of its Subsidiaries are being audited;

(f)              Modification of Organizational Documents. A copy of any amendment to the organizational documents of the Borrower within 15 Business Days after the effectiveness thereof;

(g)             Change of Management or Financial Condition. Prompt notice of any change in the senior management of the Borrower and any event which has had or could reasonably be expected to have a Material Adverse Effect;

(h)             Default. Notice of the occurrence of any Default or Event of Default promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof;

(i)              Judgments. Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against the Borrower, any Subsidiary or any other Loan Party or any of their respective properties or assets;

(j)              Notice of Violations of Law. Prompt notice if the Borrower, any Subsidiary or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;

(k)	New Subsidiaries. Prompt notice of any Person becoming a Material Subsidiary;

(l)              Material Asset Sales. Prompt notice of the sale, transfer or other disposition of any material assets of the Borrower, any Subsidiary or any other Loan Party to any Person other than the Borrower, any Subsidiary or any other Loan Party;

(m)           Borrowing Base Certificate and Monthly Report. Within 15 days after the end of each calendar month, or while a Default or Event of Default exists, more frequently as the Lender may request, the Monthly Report together with a Borrowing Base Certificate based upon reconciliations and adjustments reflected in such Monthly Report all of which shall be certified by the chief executive officer or chief financial officer of the Borrower; provided, however, in the event that the Borrower shall, at any time, fail to comply with the covenants contained in Sections 10.1.(a) or 10.1.(b), the Borrower shall deliver the foregoing information and reports daily;

(n)             Operating Plan. Not later than 30 days after the commencement of each fiscal year, a consolidated operating plan (together with a statement in reasonable detail of the assumptions on which such plan is based) of the Borrower and its Subsidiaries, and which shall, in each case, include budgets for the prospective year in reasonable detail acceptable to the Lender and will integrate operating profit and cash flow projections, capital expenditures, and facilities plans;

(o)             Governmental Offsets. Promptly, and in no event later than three Business Days following the earlier of actual knowledge or receipt of notification from a Governmental Authority, estimates of amounts of Accounts generated which are subject to offset by Governmental Authorities in any material amount;

(p)             Cost-Report Settlement Estimates. At the time of each Monthly Report, internally prepared cost-report settlement estimates with respect to Governmental Authorities; and

(q)             Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Subsidiaries as the Lender may reasonably request.

ARTICLE X. NEGATIVE COVENANTS

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 10.1. Financial Covenants.

The Borrower shall not permit:

(a)             Maximum Leverage Ratio. The ratio of (i) Indebtedness (other than Permitted LC Debt) of the Borrower and its Subsidiaries to (ii) EBITDA for the four consecutive fiscal quarters most recently ended prior to the date of determination, to exceed 6.0 to 1.0 at any time.

(b)             Fixed Charge Coverage. The Fixed Charge Coverage Ratio to be less that 1.0 to 1.0 at any time.

(c)             Minimum Net Worth. Tangible Net Worth at any time to be less than (i) $75,000,000 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected by the Borrower or any Subsidiary after the Effective Date (other than Equity Issuances to the Borrower or any of its Subsidiaries).

Section 10.2. Restricted Payments.

If a Default or Event of Default shall exist, the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, make any Restricted Payments to any Person other than to the Borrower or any Loan Party.

Section 10.3. Indebtedness.

The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create, incur, assume or suffer to exist any Indebtedness, other than the following:

(a)             Indebtedness of any Loan Party under the Loan Documents;

(b)             Indebtedness existing on the Agreement Date and described on Schedule 7.1.(g);

(c)             Indebtedness of the Borrower or any Subsidiary secured by Liens permitted under clauses (iii), (iv) and (vi) of Section 10.4.(a) and Nonrecourse Indebtedness of the Borrower or any Subsidiary secured by Liens permitted under clause (v) of Section 10.4.(a);

(d)             Indebtedness of the Borrower or any Subsidiary the payment of which, and Liens securing such Indebtedness, if any, (i) in the case of subordinated notes issued in connection with (x) a registered public offering or (y) a 144A offering, are subordinated to the Obligations upon terms customary at such time in the public U.S. high-yield bond market; (ii) in the case of subordinated convertible notes issued in connection with (x) a registered public offering or (y) a 144A offering, are subordinated to the Obligations upon terms customary at such time in the public U.S. convertible debt market, or (iii) in any other case, are subordinated to the Obligations upon terms and conditions reasonably satisfactory to the Lender;

(e)             Indebtedness owed by any Loan Party to any other Loan Party and Indebtedness owing by a Subsidiary which is not a Loan Party to any Loan Party or any Subsidiary that is not a Loan Party; and

(f)             Permitted LC Debt.

Notwithstanding the foregoing (i) none of the Trusts shall incur any SPC Debt and (ii) the Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Agreement Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.

Section 10.4. Liens; Negative Pledges; Other Matters.

(a)             The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create, assume, incur or permit to exist any Lien upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired other than:

(i)             Permitted Liens;

(ii)             Liens in existence as of the Agreement Date and set forth on Schedule 7.1.(f);

(iii)            any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary, (y) existing on any asset of any Person at the time such Person is merged with or into the Borrower, any other Loan Party or any other Subsidiary of the

Borrower or (z) existing on any asset prior to the acquisition thereof by the Borrower, any other Loan Party or any other Subsidiary; provided that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition and any such Lien does not attach to any other assets of the Borrower, any other Loan Party or any other Subsidiary;

(iv)            renewals or replacements of any Lien referred to in the immediately preceding clauses (ii) and (iii); provided, that any such renewal or replacement Lien attaches only to the assets originally encumbered the Lien being replaced or renewed;

(v)             any Lien securing Nonrecourse Indebtedness incurred by the Borrower, any other Loan Party or any other Subsidiary and attaching only to assets (other than the Collateral) owned or leased by the Borrower, any other Loan Party or any other Subsidiary;

(vi)            any Lien securing Indebtedness owing by the Borrower, any other Loan Party or any other Subsidiary to SNH or any Subsidiary of SNH and which Lien attaches only to assets (other than the Collateral) owned or leased by the Borrower, any other Loan Party or any other Subsidiary; and

(vii)           any Lien securing the obligations of a Loan Party or other Subsidiary under any Lease (including any sublease entered into among Loan Parties in connection therewith) to pay rent and other amounts not constituting Indebtedness under such Lease or sublease or any guaranty of such lease or sublease which Lien attaches only to assets (other than the Collateral) owned or leased by such Loan Party or such other Subsidiary.

Notwithstanding the foregoing, the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create, assume, incur or permit to exist any Lien on any of its Collateral other than Permitted Liens.

(b)             The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (x) any agreement (i) evidencing Indebtedness which the Borrower, such Subsidiary or such other Loan Party may create, incur, assume, or permit or suffer to exist under Section 10.3.; and (ii) which Indebtedness is either (A) unsecured Indebtedness permitted under Section 10.3.(d) and the terms of such Indebtedness contain prohibitions on the creation of Liens customary in the public U.S. high-yield bond market or public U.S. convertible debt market, as applicable, which prohibitions, however, do not prohibit the Borrower, any Subsidiary or any other Loan Party from granting Liens in any of its respective assets to secure the Obligations or Guarantied Obligations, as applicable, or (B) Indebtedness secured by a Lien permitted to exist hereunder and the terms of such Indebtedness prohibit the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into, (y) any Leases with (i) SNH or any of its Subsidiaries (including any sublease entered into among

Loan Parties in connection therewith), (ii) Health Care Property Investors or any of its Subsidiaries in effect as of the Agreement Date or (z) any Lease (including any sublease entered into among Loan Parties in connection therewith) of a Property acquired after the Agreement Date which Lease existed at the time of such acquisition and was not amended in anticipation of such acquisition.

(c)             The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (excluding those contained in any Lease with SNH or any of its Subsidiaries or in any sublease entered into among Loan Parties in connection with any such Lease) on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (ii) pay any Indebtedness owed to the Borrower or any Subsidiary; (iii) make loans or advances to the Borrower or any Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any Subsidiary.

Section 10.5. Merger, Consolidation, Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets, whether now owned or hereafter acquired; provided, however, that:

(a)             The Borrower or any Subsidiary may sell, lease or sublease, transfer or dispose of assets to, any other Loan Parties and any Subsidiary which is not a Loan Party may sell, lease or sublease, transfer or dispose of assets to, any Subsidiary;

(b)             The Borrower and any Subsidiary may enter into an arrangement with any Person providing for the leasing by the Borrower or such Subsidiary of any asset that has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person with the intention of taking back a lease of such property, so long as any Indebtedness incurred and any Lien granted by the Borrower or such Subsidiary are permitted to be incurred and granted under this Agreement; and

(c)             Subject to compliance with Section 5.3., a Person may merge with and into the Borrower or a Subsidiary so long as (i) if the Borrower or another Loan Party is a party to such merger, the Borrower or such other Loan Party is the survivor of such merger, (ii) if the survivor of such merger would not otherwise be a Loan Party, such survivor shall become a Guarantor if required under Section 8.12. at the time of the effectiveness of such merger, (iii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, and (iv) the Borrower shall have given the Lender at least 30 Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into a Loan Party but the Borrower shall give the Lender notice of any such merger promptly following the effectiveness of such merger).

Notwithstanding the foregoing, no Loan Party shall sell, transfer or otherwise convey any of its right, title or interest in, to or under any of the Collateral of such Loan Party.

Section 10.6. Fiscal Year.

The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.7. Modifications of Organizational Documents and Shared Services Agreement.

The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, no Trust shall amend the provisions of its declaration of trust relating to SPC Debt. The Borrower shall not amend, supplement, restate or otherwise modify the Shared Services Agreement if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

Section 10.8. Transactions with Affiliates.

The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except as explicitly permitted hereunder and except for transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 10.9. ERISA Exemptions.

The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 10.10. Deposit Accounts.

(a)             Deposit Accounts and Lockboxes for Account Collections. The Borrower shall not, and shall not permit any Provider to, establish any lockbox or deposit account into which any Proceeds of Accounts will be deposited, or cause or permit to be deposited, any cash, checks, drafts or similar items representing Proceeds of Accounts in any deposit accounts, other than the Government Lockboxes, the Provider Accounts and the Borrower Accounts or direct or permit any Account Debtor to remit payments on the Accounts other than to the applicable Provider Account, Government Lockbox or Borrower Account. Except as otherwise expressly permitted under Section 8.13., the Borrower Accounts and Provider Accounts shall be subject to an Account Control Agreement at all times.

(b)             Deposit Accounts and Lockboxes for Other Purposes. The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, deposit, or cause or permit to be deposited, any cash, checks, drafts or similar items in any other deposit accounts not covered by the immediately preceding subsection (a), other than (i) FF&E Accounts and disbursement accounts or (ii) except as otherwise expressly permitted under Section 8.13., those with respect to which the Borrower shall have delivered to Lender a fully executed Account Control Agreement. Until so deposited all such payments shall be held in trust by the Borrower for the Lender and shall not be commingled with any other funds or property of any Person.

(j)              Change in Payment Instructions; Transfers to Primary Borrower Account. The Borrower shall not, and shall not permit any Provider to, terminate any Borrower Account, any Government Lockbox, or any Provider Account, or make any change or replacement in the instructions contained in any invoice, Notice or otherwise, or regarding payments with respect to Accounts to be made to any Government Lockbox, any Provider Account or any Borrower Account, except with prior express written consent of the Lender. In addition, the Borrower and each Provider each hereby agrees that except as expressly provided otherwise in this Agreement or any applicable Account Control Agreement, (a) amounts from time to time credited to any deposit account (other than the Primary Borrower Account, FF&E Accounts and disbursement accounts) of the Borrower or such Provider shall not be withdrawn for any purpose other than to be transferred to the Primary Borrower Account and (b) the Borrower and each Provider shall transfer the balance in each such deposit account to the Primary Borrower Account no less frequently than once each week.

Section 10.11. Collection of Accounts, Etc.

(a)             Waivers of Account Terms. The Borrower shall not, and shall not permit any Material Provider to, amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Account of such Loan Party except in accordance with the Credit and Collection Policy.

(b)             Change in Credit and Collection Policy. The Borrower will not, and will not permit any Provider to, make any material change in the Credit and Collection Policy that would be adverse to the Lender without the prior written consent of the Lender; provided, however, while a Default or Event of Default exists, the Borrower will not, and will not Permit any Provider to, make any change in the Credit and Collection Policy.

(c)             Impairment of Collection. The Borrower shall not, and shall not permit any Provider or other Subsidiary to, do anything to impede or interfere, or suffer or permit any other Person to impede or interfere in any material respect, with the collection by the Borrower or any other Person designated by the Borrower on its behalf, of the Accounts of the Loan Parties.

Section 10.12. Prepayment of Indebtedness.

The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, directly or indirectly, at any time prepay, defease, purchase, redeem any Indebtedness while an Event of Default exists; provided, however, that nothing in this subsection shall prohibit payment of non-cash interest “in-kind” thereunder.

ARTICLE XI. DEFAULT

Section 11.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)             Default in Payment of Principal. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans or any Reimbursement Obligation.

(b)             Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 Business Days.

(c)             Default in Performance. (i) The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Article V., Sections 8.13., 8.14., 8.17., 9.4.(g), 9.4.(h), 9.4.(m) or in Article X.; provided, however, if (x) the Borrower shall fail to perform or observe any covenant contained in Section 10.1. and (y) no other failure to perform or observe such covenant has occurred within the 12 months immediately preceding such failure, then such failure shall only constitute an Event of Default if, within 90 days of the such failure, the Borrower fail to deliver evidence to the Lender, in form and substance reasonably satisfactory to the Lender, that the Borrower, as of the date of such delivery, is and remains in compliance with such covenant or (ii) the Borrower, any Subsidiary or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Lender.

(d)             Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Subsidiary, any other Loan Party or any Provider under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Borrower, any Subsidiary, any other Loan Party or any Provider to the Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e)             Indebtedness Cross-Default; Derivatives Contracts.

(i)              The Borrower, any Subsidiary or any other Loan Party shall fail to pay when due and payable the principal of, or interest on, any Indebtedness (other than the Loans and Reimbursement Obligations) having an aggregate outstanding principal amount greater than or equal to (A) $2,500,000 in the case of Indebtedness that is not Nonrecourse Indebtedness or (B) $5,000,000 in the case of Indebtedness that is Nonrecourse Indebtedness (any such Indebtedness being “Material Indebtedness”); or

(ii)             (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii)            any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or both, would permit any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or

(iv)            there occurs under any Derivatives Contract an Early Termination Date (as defined in such Derivatives Contract) resulting from (A) any event of default under such Derivatives Contract as to which any Loan Party is the Defaulting Party (as defined in such Derivatives Contract) or (B) any Termination Event (as so defined) under such Derivatives Contract as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Derivatives Termination Value owed by any Loan Party as a result thereof is $2,500,000 or more.

(f)              Voluntary Bankruptcy Proceeding. The Borrower, any Subsidiary or any other Loan Party (other than a Subsidiary that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than 5% of EBITDA for the then most recently ended fiscal year) shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g)             Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any Subsidiary or any other Loan Party (other than a Subsidiary that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than 5% of EBITDA for the then most recently ended fiscal year) in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against the Borrower or such other Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h)             Litigation; Enforceability. The Borrower, any Subsidiary or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof) or shall cease to create perfected security interests in favor of the Lender in the Collateral subject or purported to be subject thereto, subject to no other Liens other than Permitted Liens, or such Collateral shall be transferred to any Person, except as expressly permitted hereunder or under any Loan Documents, without the prior written consent of the Lender.

(i)              Judgment. A judgment or order for the payment of money or for an injunction shall be entered against the Borrower, any Subsidiary or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order (x) for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) or (y) not otherwise subject to indemnification or reimbursement on reasonable terms and conditions by Persons reasonably likely to honor such indemnification or reimbursement obligations, exceeds, individually or together with all other such outstanding judgments or orders entered against the Borrower, such Subsidiaries and such other Loan Parties, $2,500,000 or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.

(j)              Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any Subsidiary or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, $2,500,000 in amount and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Lender pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

(k)             ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $2,500,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $2,500,000 shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $2,500,000; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $2,500,000.

(l)              Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(m)             Change of Control/Change in Management.

(i)              Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 9.8% of the total voting power of the then outstanding voting stock of the Borrower; or

(ii)             During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; or

(iii)           The Shared Services Agreement shall terminate or expire; or

(iv)            The Borrower shall cease to own or control, directly or indirectly, 100% of the outstanding Equity Interests of each other Loan Party.

(n)             Termination of Licenses. The termination of the Borrower’s, any Subsidiary’s, any Loan Party’s or any Provider’s, or the filing of any judicial or administrative proceedings that could reasonably be expected to materially and adversely affect any such Person’s, operating license granted by any Governmental Authority or right to receive Medicaid or Medicare payments which, in either case, could reasonably be expected to have a Material Adverse Effect.

(o)             Revocation Order. The Borrower, any Provider or any other Loan Party attempts to revoke, terminate or otherwise alter any order (whether or not revocable) established under the Depositary Agreement, any Government Depositary Agreement, Control Agreement or other Account Control Agreement regarding the transfer of funds on deposit in any Borrower Account, Provider Account or other deposit account subject to an Account Control Agreement, without the prior written consent of the Lender.

(p)             Overpayments. As of any date of determination, any Provider is found to have been overpaid by any Governmental Authority by an amount equal to 10% or more of the Eligible Accounts as of such date during any period covered by any audit conducted by the CMS or any state Governmental Authority and such overpayment is not repaid, or reserved for in a manner reasonably acceptable to the Lender, within 30 days of the earlier of receipt of notice or knowledge thereof by such Provider or any Loan Party.

Section 11.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)             Acceleration; Termination of Facilities.

(i)              Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1.(f) or 11.1.(g), the Commitment shall immediately and automatically terminate and the principal of, and all accrued interest on, the Loans, an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Collateral Account pursuant to Section 11.5., and all of the other Obligations shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower.

(ii)             Optional. If any other Event of Default shall exist, the Lender may terminate the Commitment and/or declare the principal of, and accrued interest on, the Loans, an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Collateral Account pursuant to Section 11.5., and all of the other Obligations to be immediately due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower.

(b)             Loan Documents. The Lender may exercise any and all of its rights under any and all of the other Loan Documents.

(c)             Applicable Law. The Lender may exercise all other rights and remedies it may have under any Applicable Law.

(d)             Appointment of Receiver. To the extent permitted by Applicable Law, the Lender shall be entitled to the appointment of a receiver for the assets and properties of the Borrower, the Subsidiaries and the other Loan Parties, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 11.3. Remedies Upon Default.

Upon the occurrence of a Default specified in Section 11.1.(g), the Commitment shall immediately and automatically terminate.

Section 11.4. Allocation of Proceeds.

If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, all payments received by the Lender under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)             amounts due to the Lender in respect of fees and expenses due under the Fee Letter and 13.2.;

(b)             payments of interest on the Loans and Reimbursement Obligations;

(c)             payments of principal of the Loans, Reimbursement Obligations and other Letter of Credit Liabilities; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be deposited into the Collateral Account;

(d)	payments of all other Obligations; and

(e)             any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 11.5. Collateral Account.

As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Lender as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Lender as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section. Amounts on deposit in the Collateral Account shall be invested and reinvested by the Lender in such Cash Equivalents as the Lender shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Lender. The Lender shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Lender accords other funds deposited with the Lender, it being understood that the Lender shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account. If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower authorizes the Lender to use the monies deposited in the Collateral Account and proceeds thereof to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If an Event of Default exists, the Lender may, in its discretion, liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with Section 11.4. So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Lender shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Lender’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Collateral Account as exceeds the aggregate amount of the Letter of Credit Liabilities at such time. The Borrower shall pay to the Lender from time to time such fees as the Lender normally charges for similar services in connection with the Lender’s administration of the Collateral Account and investments and reinvestments of funds therein.

Section 11.6. Performance by Lender.

If the Borrower or any Guarantor shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Lender may, after notice to such Loan Party, perform or attempt to perform such covenant, duty or agreement on behalf of such Loan Party after the expiration of any cure or grace periods set forth herein. In such event, such Loan Party shall, at the request of the Lender, promptly pay any amount reasonably expended by the Lender in such performance or attempted performance to the Lender, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, the Lender shall not have any liability or responsibility whatsoever for the performance of any obligation of the Borrower, any Guarantor or any other Loan Party under this Agreement or any other Loan Document.

Section 11.7. Rights Cumulative.

The rights and remedies of the Lender under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it may otherwise have under Applicable Law. In exercising its rights and remedies, the Lender may be selective and no failure or delay by the Lender in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XII. GUARANTY

Section 12.1. Guaranty.

Each of the Guarantors hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness and obligations owing by the Borrower to the Lender under or in connection with this Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans and all Reimbursement Obligations, and the payment of all interest, Fees, charges, attorneys fees and other amounts payable to the Lender hereunder or thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lender in the enforcement of any of the foregoing and (d) all other Obligations of the Borrower.

Section 12.2. Guaranty of Payment and Not of Collection.

The guaranty by each Guarantor under this Article is a guaranty of payment, and not of collection, and a debt of such Guarantor for its own account. Accordingly, the Lender shall not be obligated or required before enforcing the obligations of a Guarantor under this Article against such Guarantor: (a) to pursue any right or remedy the Lender may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lender which may secure any of the Guarantied Obligations.

Section 12.3. Guaranty Absolute.

Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. The obligations of a Guarantor under this Article shall be absolute and unconditional in accordance with their terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)             (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, any Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, any of the Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b)             any lack of validity or enforceability of any of the Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c)             any furnishing to the Lender of any additional security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any Collateral;

(d)             any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e)             any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to any Guarantor’s obligations under this Article by any trustee or receiver, or by any court, in any such proceeding;

(f)              any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower or any other Loan Party to recover payments made in respect of a Guarantor’s obligations under this Article;

(g)             any nonperfection or impairment of any security interest or other Lien on any Collateral securing in any way any of the Obligations;

(h)             any application of sums paid by the Borrower, any other Loan Party or any other Person with respect to the liabilities of the Borrower to the Lender, regardless of what liabilities of the Borrower remain unpaid;

(i)              any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or

(j)              any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Loan Party hereunder.

Section 12.4. Action with Respect to Guarantied Obligations.

Except as otherwise expressly required under Section 13.6. or under any other Loan Document, the Lender may, at any time and from time to time, without the consent of, or notice to, any Guarantor and without discharging any Guarantor from its obligations under this Article, take any and all actions described in the immediately preceding Section and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement any Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any Collateral; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of any of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Lender shall elect.

Section 12.5. Waiver.

Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations under this Article.

Section 12.6. Inability to Accelerate.

If the Lender is prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Lender shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 12.7. Reinstatement of Guarantied Obligations.

If claim is ever made on the Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Lender repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Lender with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation of any of such Guarantor’s obligations under this Article or the cancellation of any of the Loan Documents, or any other instrument evidencing any liability of the Borrower, and the Guarantors shall be and remain liable to the Lender for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Lender.

Section 12.8. Subrogation.

Upon the making by any Guarantor of any payment under this Article for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Article, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Lender and shall forthwith pay such amount to the Lender to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of this Agreement or to be held by the Lender as collateral security for any Guarantied Obligations existing.

Section 12.9. Subordination.

Each Guarantor hereby expressly covenants and agrees for the benefit of the Lender that all obligations and liabilities of any other Loan Party to such Guarantor of whatever description, including without limitation, all intercompany receivables (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property, securities by setoff or otherwise) from any other Loan Party on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 12.10. Avoidance Provisions.

It is the intent of the Guarantors and the Lender that in any proceeding of the types described in Section 11.1.(f) or (g), as applicable, a Guarantor’s maximum obligation under this Article shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor under this Article (or any other obligations of such Guarantor to the Lender) to be avoidable or unenforceable against such Guarantor in such proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Lender) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of a Guarantor under this Article would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor under this Article (or any other obligations of such Guarantor to the Lender), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Lender under this Article to the maximum extent that would not cause the obligations of a Guarantor under this Article to be subject to avoidance under the Avoidance Provisions, and no Guarantor nor any other Person shall have any right or claim under this Section as against the Lender that would not otherwise be available to such Person under the Avoidance Provisions.

Section 12.11. Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs under this Article, and agrees that the Lender shall not have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 12.12. Termination.

The obligations of a Guarantor under this Article shall remain in full force and effect until indefeasible payment in full of the Guarantied Obligations and the other Obligations and the termination or cancellation of this Agreement.

Section 12.13. Joint and Several Obligations.

THE OBLIGATIONS OF THE GUARANTORS UNDER THIS ARTICLE SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS UNDER THIS ARTICLE.

ARTICLE XIII. MISCELLANEOUS

Section 13.1. Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to the Borrower or a Guarantor:

Five Star Quality Care, Inc.

400 Centre Street

Newton, MA 02458

Attn: Bruce J. Mackey, Jr., Treasurer

Telephone:	(617) 796-8387
Telecopy:	(617) 969-5730

If to the Lender:

Wachovia Bank, National Association

One Wachovia Center

301 South College Street

Mail Code: NC0172

Charlotte, NC 28288

Attn: David M. Blackman

Telephone:	(704) 374-6272
Telecopy:	(704) 383-6205

or, as to each party at such other address as shall be designated by such party in a written notice to the other party delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Lender under Article II. shall be effective only when actually received. The Lender shall not shall incur any liability to the Borrower for acting upon any telephonic notice referred to in this Agreement which the Lender believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.

Section 13.2. Expenses.

The Borrower agrees (a) subject to the terms of the Fee Letter, to pay or reimburse the Lender for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Lender, (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of its counsel, (c) to pay, and indemnify and hold harmless the Lender from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Lender for all its costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 11.1.(f) or 11.1.(g), including the reasonable fees and disbursements of the Lender’s counsel, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Lender may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

Section 13.3. Setoff.

In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Lender and each Participant is hereby authorized by the Borrower and each Guarantor, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrower, to any Guarantor or to any other Person, any such notice being hereby expressly waived to the extent permitted by Applicable Law, but in the case of a Participant subject to receipt of the prior written consent of the Lender exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lender or any affiliate of the Lender, to or for the credit or the account of such Loan Party against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2., and although such obligations shall be contingent or unmatured. Promptly following any such set-off the Lender shall notify the Borrower thereof and of the application of such set-off, provided that the failure to give such notice shall not invalidate such set-off.

Section 13.4. Litigation; Jurisdiction; Other Matters; Waivers.

(a)             EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE GUARANTORS AND THE LENDER WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDER, THE BORROWER AND THE GUARANTORS HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE GUARANTORS AND THE LENDER OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)             EACH OF THE BORROWER, THE GUARANTORS AND THE LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY NEW YORK STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE GUARANTORS AND LENDER PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWER, THE GUARANTORS AND THE LENDER EXPRESSLY SUBMIT AND

CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE LENDER OR THE ENFORCEMENT BY THE LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)             THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.5. Successors and Assigns.

(a)             The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither the Borrower nor any Guarantor may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender and any such assignment or other transfer to which the Lender has not so consented shall be null and void.

(b)             The Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an affiliate of the Lender except to the extent such transfer would result in increased costs to the Borrower.

(c)             The Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in the Commitment or the Obligations. Except as otherwise provided in Section 13.3., no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by the Lender of a participating interest to a Participant, the Lender shall remain responsible for the performance of its obligations hereunder. Any agreement pursuant to which the Lender may grant such a participating interest shall provide that the Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower and the Guarantors hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, the Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, the Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under Section 8.12.(c)).

(d)             The Lender may with the prior consent of the Borrower (which consent shall not be unreasonably withheld), assign to one or more banks or other financial institutions (each an “Assignee”) all or a portion of the Obligations and the Lender’s other rights or obligations under this Agreement and the other Loan Documents; provided, however, no such consent by the Borrower shall be required in the case of any assignment to an affiliate of the Lender or if a Default or Event of Default shall exist.

(e)             In addition to the assignments and participations permitted under the foregoing provisions of this Section, the Lender may assign and pledge all or any portion of its Loans and the Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Note shall be fully transferable as provided therein. No such assignment shall release the Lender from its obligations hereunder.

(f)              The Lender may furnish any information concerning the Borrower, any other Loan Party or any of their respective Subsidiaries in the possession of the Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 13.8.

Section 13.6. Amendments; Waivers.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lender may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Lender (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto). No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 13.7. Nonliability of Lender.

The relationship between the Borrower and the Lender shall be solely that of borrower and lender. The Lender shall not shall have any fiduciary responsibilities to the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between the parties hereto, shall be deemed to create any fiduciary duty owing by the Lender to the Borrower, any Subsidiary or any other Loan Party. The Lender does not undertake any responsibility to the Borrower or any other Loan Party to review or inform the Borrower or any other Loan Party of any matter in connection with any phase of the business or operations of the Borrower or any other Loan Party.

Section 13.8. Confidentiality.

The Lender shall use reasonable efforts to assure that information about the Borrower, the other Loan Parties and other Subsidiaries, and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Lender and its agents and employees who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Lender and the Borrower, but in any event the Lender may make disclosure: (a) to any of its affiliates (provided they shall be notified of the confidential nature of the information); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any portion of the Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) while an Event of Default exists, to any other Person, in connection with the exercise by the Lender of its rights or remedies hereunder or under any of the other Loan Documents; (f) upon the Borrower’s prior consent (which consent shall not be unreasonably withheld), to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate. The parties hereto acknowledge that information provided to the Lender in connection with the transactions described in this Agreement may contain confidential patient information. The Borrower shall cause any such information to be clearly and conspicuously marked with a legend to the effect of “Contains Confidential Patient Information.” Without limiting the other provisions of this Section, the Lender agrees to comply with all Applicable Laws regarding confidential patient information, if any, it receives in connection with the transactions described in this Agreement.

Section 13.9. Indemnification.

The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Lender, any affiliate of the Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Lender’s entering into this Agreement; (v) the fact that the Lender has established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Lender is a creditor of the Borrower and has or is alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Lender is a material creditor of the Borrower and is alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Lender may have under this Agreement or the other Loan Documents; (ix) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Lender as successor to the Borrower) to be in compliance with such Environmental Laws; (x) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Lender as a result conduct of the Borrower or any other Loan Party that violates a sanction enforced by the OFAC; (xi) any dispute, claim, set-off or defense to the payment, in whole or in part, of any Account of a Loan Party (including, without limitation, a defense based on such Account not being a legal, valid and binding obligation) or any other claim resulting from the services or merchandise related to such Account or the furnishing or failure to furnish such services or merchandise or relating to collection activities with respect to such Account (if such collection activities were performed by a Provider or any of its Affiliates); or (xii) the commingling by any Provider or the Borrower of Collections at any time with other funds of such Provider or any other Provider; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment. The Borrower’s indemnification obligations under this Section 13.9. shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary. An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such

Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnified Proceeding, such Indemnified Party shall not settle or compromise any such Indemnified Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law. The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 13.10. Termination; Survival.

At such time as (a) the Commitment has been terminated, (b) all Letters of Credit have terminated or expired, (c) the Lender is no longer obligated under this Agreement to make any Loans or issue any Letter of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Lender is entitled under the provisions of Sections 3.7., 4.1., 4.4., 13.2. and 13.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4., shall continue in full force and effect and shall protect the Lender notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before.

Section 13.11. Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.12. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.13. Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 13.14. Limitation of Liability.

The Lender shall not, nor shall any affiliate, officer, director, employee, attorney, or agent of the Lender, have any liability with respect to, and each of the Borrower and the

Guarantors hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower or any Guarantor in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each of the Borrower and the Guarantors hereby waives, releases, and agrees not to sue the Lender or any of the Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 13.15. Entire Agreement.

This Agreement and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 13.16. Construction.

The Lender, the Borrower and the Guarantors acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Lender, the Borrower and the Guarantors.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit and Security Agreement to be executed by their authorized officers all as of the day and year first above written.

THE BORROWER:

FIVE STAR QUALITY CARE, INC.

By: /s/ Bruce J. Mackey Jr.
Name:	Bruce J. Mackey Jr.
Title:	Chief Financial Officer, Treasurer and Assistant Secretary

[Signatures Continued on Next Page]

[Signature Page to Credit and Security Agreement dated as of

May 9, 2005 with Five Star Quality Care, Inc.]

THE PROVIDERS:

ALLIANCE PHARMACY SERVICES, LLC

FIVE STAR QUALITY CARE-CA, INC.

FIVE STAR QUALITY CARE-IA, INC.

FIVE STAR QUALITY CARE-NE, INC.

THE HEARTLANDS RETIREMENT COMMUNITY – ELLICOTT CITY I, INC.

FIVE STAR QUALITY CARE-AZ, LLC

FIVE STAR QUALITY CARE-CA, LLC

FIVE STAR QUALITY CARE-COLORADO, LLC

FIVE STAR QUALITY CARE-CT, LLC

FIVE STAR QUALITY CARE-GA, LLC

FIVE STAR QUALITY CARE-IA, LLC

FIVE STAR QUALITY CARE-MO, LLC

FIVE STAR QUALITY CARE-NE, LLC

FIVE STAR QUALITY CARE-WI, LLC

FIVE STAR QUALITY CARE-WY, LLC

FIVE STAR QUALITY CARE-FL, LLC

FIVE STAR QUALITY CARE-KS, LLC

FIVE STAR QUALITY CARE-MD, LLC

FIVE STAR QUALITY CARE-NC, LLC

FIVE STAR QUALITY CARE-VA, LLC

FS LAFAYETTE TENANT TRUST

FS LEISURE PARK TENANT TRUST

FS LEXINGTON TENANT TRUST

FS TENANT POOL I TRUST

FS TENANT POOL II TRUST

FS TENANT POOL III TRUST

FS TENANT POOL IV TRUST

MORNINGSIDE OF BELMONT, LLC

MORNINGSIDE OF GALLATIN, LLC

MORNINGSIDE OF SPRINGFIELD, LLC

FSQC FUNDING CO., LLC

FIVE STAR QUALITY CARE-CA II, LLC

FIVE STAR QUALITY CARE TRUST

FS TENANT HOLDING COMPANY TRUST

By: /s/ Bruce J. Mackey Jr.
Name:	Bruce J. Mackey Jr.
Title:	Chief Financial Officer, Treasurer and Assistant Secretary

[Signatures Continued on Next Page]

[Signature Page to Credit and Security Agreement dated as of

May 9, 2005 with Five Star Quality Care, Inc.]

THE PROVIDERS (cont.):

MORNINGSIDE OF BELLGRADE, RICHMOND, LLC

MORNINGSIDE OF CHARLOTTESVILLE, LLC

MORNINGSIDE OF NEWPORT NEWS, LLC

MORNINGSIDE OF SKIPWITH-RICHMOND, LLC

By:	LifeTrust America, Inc., its Member

By: /s/ Bruce J. Mackey Jr.
Name:	Bruce J. Mackey Jr.
Title:	Chief Financial Officer, Treasurer and Assistant Secretary

MORNINGSIDE OF ALABAMA, L.P.

MORNINGSIDE OF ANDERSON, L.P.

MORNINGSIDE OF ATHENS, LIMITED PARTNERSHIP

MORNINGSIDE OF COLUMBUS, L.P.

MORNINGSIDE OF DALTON, LIMITED PARTNERSHIP

MORNINGSIDE OF DECATUR, L.P.

MORNINGSIDE OF EVANS, LIMITED PARTNERSHIP

MORNINGSIDE OF GREENWOOD, L.P.

MORNINGSIDE OF KENTUCKY, LIMITED PARTNERSHIP

By:	LifeTrust America, Inc., its General Partner

By: /s/ Bruce J. Mackey Jr.
Name:	Bruce J. Mackey Jr.
Title:	Chief Financial Officer, Treasurer and Assistant Secretary

[Signatures Continued on Next Page]

[Signature Page to Credit and Security Agreement dated as of

May 9, 2005 with Five Star Quality Care, Inc.]

THE LENDER:

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /s/ David Blackman
Name:	David Blackman
Title:	Managing Director

Commitment Amount:

$25,000,000

[The following schedules and exhibits have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:]

SCHEDULE 7.1.(b)	Ownership Structure
SCHEDULE 7.1.(f)	Leases
SCHEDULE 7.1.(g)	Existing Indebtedness
SCHEDULE 7.1.(h)	Litigation
SCHEDULE 7.1.(cc)	Deposit Accounts

EXHIBIT E	Form of Opinion of Counsel
EXHIBIT K	Form of Depositary Agreement
EXHIBIT L	Form of Government Depositary Agreement
EXHIBIT M	Form of Collateral Assignment of Payments

SCHEDULE 1.1. (a)

Material Providers

Five Star Quality Care-AZ, LLC

Five Star Quality Care-CA, LLC

Five Star Quality Care-Colorado, LLC

Five Star Quality Care-CT, LLC

Five Star Quality Care-GA, LLC

Five Star Quality Care-IA, LLC

Five Star Quality Care-MO, LLC

Five Star Quality Care-NE, LLC

Five Star Quality Care-WI, LLC

Five Star Quality Care-WY, LLC

Five Star Quality Care-IA, Inc.

Five Star Quality Care-NE, Inc.

FS Tenant Pool I Trust

FS Tenant Pool II Trust

FS Tenant Pool III Trust

FS Tenant Pool IV Trust

FS Lafayette Tenant Trust

FS Lexington Tenant Trust

FS Leisure Park Tenant Trust

Alliance Pharmacy Services LLC

EXHIBIT A

FORM OF NOTICE OF BORROWING

____________, 200_

Wachovia Bank, National Association

One Wachovia Center

301 South College Street

Mail Code: NC0172

Charlotte, North Carolina 28288-0172

Attention: David M. Blackman

Ladies and Gentlemen:

Reference is made to that certain Credit and Security Agreement dated as of May 9, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Five Star Quality Care, Inc. (the “Borrower”), the Subsidiaries of the Borrower from time to time party to the Credit Agreement as “Guarantors”, and Wachovia Bank, National Association (the “Lender”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.1.(b) of the Credit Agreement, the Borrower hereby requests that the Lender make a Loan to the Borrower in a principal amount equal to $___________________.

2.	The Borrower requests that such Loan be made available to the Borrower on ____________, 200_.

3.	The Borrower hereby requests that the such Loan be of the following Type:

[Check one box only]

Base Rate Loan
LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]	1 week
1 month
3 months
6 months
12 months (if available)

4.	The proceeds of such Loan will be used for the following purpose: _____________________________________________________ _____________________________________________________.

A-1

5.	The Borrower requests that the proceeds of Loan be made available to the Borrower by ____________________________.

The Borrower hereby certifies to the Lender that as of the date hereof and as of the date of the making of the requested Loan and after giving effect thereto, (a) no Default or Event of Default exists or shall exist, and (b) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date). In addition, the Borrower certifies to the Lender that all conditions to the making of the requested Loan contained in Article VI. of the Credit Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Loan is made.

If notice of the requested Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.1.(b) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

FIVE STAR QUALITY CARE, INC.

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF NOTICE OF CONTINUATION

____________, 200_

Wachovia Bank, National Association

One Wachovia Center

301 South College Street

Mail Code: NC0172

Charlotte, North Carolina 28288-0172

Attention: David M. Blackman

Ladies and Gentlemen:

Reference is made to that certain Credit and Security Agreement dated as of May 9, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Five Star Quality Care, Inc. (the “Borrower”), the Subsidiaries of the Borrower from time to time party to the Credit Agreement as “Guarantors”, and Wachovia Bank, National Association (the “Lender”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.7. of the Credit Agreement, the Borrower hereby requests a Continuation of a Loan under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The proposed date of such Continuation is ____________, 200__.

2.	The principal amount of the Loan subject to the requested Continuation is $________________________ and was originally borrowed by the Borrower on ____________, 200_.

3.	The portion of such principal amount subject to such Continuation is $__________________________.

4.	The current Interest Period for the Loan subject to such Continuation ends on ________________, 200_.

5.	The duration of the new Interest Period for such Loan or portion thereof subject to such Continuation is:

[Check one box only]	1 week
1 month
3 months
6 months
12 months (if available)

B-1

The Borrower hereby certifies to the Lender that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default exists or will exist.

If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.7. of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

FIVE STAR QUALITY CARE, INC.

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF NOTICE OF CONVERSION

____________, 200_

Wachovia Bank, National Association

One Wachovia Center

301 South College Street

Mail Code: NC0172

Charlotte, North Carolina 28288-0172

Attention: David M. Blackman

Ladies and Gentlemen:

Reference is made to that certain Credit and Security Agreement dated as of May 9, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Five Star Quality Care, Inc. (the “Borrower”), the Subsidiaries of the Borrower from time to time party to the Credit Agreement as “Guarantors”, and Wachovia Bank, National Association (the “Lender”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.8. of the Credit Agreement, the Borrower hereby requests a Conversion of a Loan of one Type into a Loan of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.	The proposed date of such Conversion is ______________, 200_.

2.	The Loan to be Converted pursuant hereto is currently:

[Check one box only]	Base Rate Loan
LIBOR Loan

3.	The principal amount of the Loan subject to the requested Conversion is $_____________________ and was originally borrowed by the Borrower on ____________, 200_.

4.	The portion of such principal amount subject to such Conversion is $___________________.

C-1

5.	The amount of such Loan to be so Converted is to be converted into a Loan of the following Type:

[Check one box only]

Base Rate Loan
LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]	1 week
1 month
3 months
6 months
12 months (if available)

The Borrower hereby certifies to the Lender that as of the date hereof and as of the date of the requested Conversion and after giving effect thereto, (a) no Default or Event of Default exists or will exist (provided the certification under this clause (a) shall not be made in connection with the Conversion of a Loan into a LIBOR Loan), and (b) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date).

If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.8. of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

FIVE STAR QUALITY CARE, INC.

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF NOTE

$25,000,000	May 9, 2005

FOR VALUE RECEIVED, the undersigned, FIVE STAR QUALITY CARE, INC., a corporation formed under the laws of the State of Maryland (the “Borrower”), hereby promises to pay to the order of Wachovia Bank, National Association (the “Lender”), One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288, or at such other address as may be specified in writing by the Lender to the Borrower, the principal sum of TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of Loans under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date, amount of each Loan, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Loans.

This Note is the Note referred to in the Credit and Security Agreement dated as of May 9, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Subsidiaries of the Borrower from time to time party to the Credit Agreement as Guarantors, and the Lender. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Section 13.5.(d) of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note under seal as of the date first written above.

FIVE STAR QUALITY CARE, INC.

By:
Name:
Title:

SCHEDULE OF LOANS

This Note evidences Loans made under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Interest Rate	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

_______________, 200_

Wachovia Bank, National Association

One Wachovia Center

301 South College Street

Mail Code: NC0172

Charlotte, North Carolina 28288-0172

Attention: David M. Blackman

Ladies and Gentlemen:

Reference is made to that certain Credit and Security Agreement dated as of May 9, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Five Star Quality Care, Inc. (the “Borrower”), the Subsidiaries of the Borrower from time to time party to the Credit Agreement as Guarantors, and Wachovia Bank, National Association (the “Lender”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 9.3. of the Credit Agreement, the undersigned hereby certifies to the Lender as follows:

(1)             The undersigned is the _____________________ of the Borrower.

(2)             The undersigned has examined the books and records of the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

(3)             No Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].

(4)             The representations and warranties made or deemed made by the Borrower and the other Loan Parties in the Loan Documents to which any is a party, are true and correct in all material respects on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date).

(5)             Attached hereto as Schedule 1A are reasonably detailed calculations establishing whether or not the Borrower and its Subsidiaries were in compliance with the covenants contained in Section 10.1. of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:
Title:

Schedule 1A

[Calculations to be Attached]

EXHIBIT G

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of ____________, 200__, executed and delivered by ______________________, a _____________ (the “New Guarantor”), in favor of WACHOVIA BANK, NATIONAL ASSOCIATION (the “Lender”).

WHEREAS, pursuant to that certain Credit and Security Agreement dated as of May 9, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Five Star Quality Care, Inc. (the “Borrower”), the Subsidiaries of the Borrower from time to time party to the Credit Agreement as Guarantors , and the Lender, the Lender has agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Lender through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Lender making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Lender on the terms and conditions contained in the Credit Agreement and to grant to the Lender a security interest in certain of its assets as provided in the Credit Agreement; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Lender continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1. Accession. The New Guarantor hereby agrees that it is a “Guarantor” under the Credit Agreement and assumes all obligations of a “Guarantor” thereunder, all as if the New Guarantor had been an original signatory to the Credit Agreement. Without limiting the generality of the foregoing, the New Guarantor hereby:

(a)             irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations;

(b)             makes to the Lender as of the date hereof each of the representations and warranties made by a Guarantor under the Loan Documents and agrees to be bound by each of the covenants contained in the Loan Documents applicable to a Guarantor;

(c)             collaterally assigns and pledges to the Lender, and grants to the Lender a security interest in, all of the New Guarantor’s right, title and interest in, to and under the Collateral as security for the Guarantied Obligations; and

(d)             consents and agrees to each other provision set forth in the Articles V. and XII. of the Credit Agreement.

Section 2. Provider Status. The New Guarantor [_____ is] [_____is not] (check as applicable) to be considered to be a “Provider” for purposes of the Loan Documents.

SECTION 3. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 4. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

c/o Five Star Quality Care, Inc.

400 Centre Street

Newton, MA 02458

Attention: Bruce J. Mackey, Jr., Treasurer

Telecopy Number:	(617) 969-5730
Telephone Number:	(617) 796-8387

Accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

EXHIBIT H

FORM OF BORROWING BASE CERTIFICATE

_______________, 200_

Wachovia Bank, National Association

One Wachovia Center

301 South College Street

Mail Code: NC0172

Charlotte, North Carolina 28288-0172

Attention: David M. Blackman

Ladies and Gentlemen:

Reference is made to that certain Credit and Security Agreement dated as of May 9, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Five Star Quality Care, Inc. (the “Borrower”), the Subsidiaries of the Borrower from time to time party to the Credit Agreement as Guarantors, and Wachovia Bank, National Association (the “Lender”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 9.4.(m) of the Credit Agreement, the undersigned hereby certifies to the Lender as follows:

(1)	The undersigned is the _____________________ of the Borrower.

(2)	As of ______________, 20__, the Borrowing Base is as follows:

Eligible Accounts	$_____________
Total Borrowing Base	X .75	$_____________

(3)	All adjustments and calculations related to the amounts set forth in 1 above are attached as Schedule 1 hereto.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:
Title:

H-1

Schedule 1

[Calculations to be Attached]

H-2

EXHIBIT I

FORM OF NOTICE TO GOVERNMENTAL AUTHORITY

[Letterhead of the Provider]

[Date]

[Name and Address of Governmental Authority]

Re: Change of Account and Address

To Whom it May Concern:

Please be advised that we have opened a new bank account at [Lockbox Bank] and a post-office box with respect to such bank account. Accordingly, until further notice, we hereby request that:

All wire transfers be made directly into our account at:

[Lockbox Bank]

__________________

Account #_______________

ABA#_______________

Confirm Phone Number: _______________

Attention: _______________

All Explanations of Benefits, remittance advices and other forms of payment, including checks, be made to our post office box located at:

__________________

__________________

Reference: _________

Thank you for your cooperation in this matter.

[NAME OF PROVIDER]

By:

[Authorized Officer]

I-1

EXHIBIT J

FORM OF NOTICE TO NON-GOVERNMENTAL AUTHORITY

[Letterhead of the Provider]

[Date]

[Name and Address of Obligor]

Re: Change of Account and Address

To Whom it May Concern:

Please be advised that we are assigning all of our existing and future receivables payable by you to us as collateral to Wachovia Bank, National Association (the “Lender”). Accordingly, you are hereby directed to make:

All wire transfers directly to the following account:

__________________

__________________

Account #_______________

ABA#_______________

Confirm Phone Number: _______________

Attention: _______________

All Explanations of Benefits, remittance advices and other forms of payment, including checks, to the following address:

__________________

__________________

Reference: _________

The foregoing directions shall apply to all existing receivables payable to us and (until further written notice) to all receivables arising in the future and may not be revoked except by a writing executed by the Lender. Please acknowledge your receipt of this notice by signing the enclosed copy of this letter and returning it in the enclosed envelope.

Thank you for your cooperation in this matter.

[NAME OF PROVIDER]

By:

[Authorized Officer]

M-1